                                                                     EXHIBIT 2.2

                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                        REGIONAL ECONOMIC RESEARCH, INC.,

                              RER COMBINATION, INC.

                                       and

                                   ITRON, INC.

                                September 9, 2002

                                    CONTENTS

ARTICLE I.   DEFINITIONS...........................................................................2

ARTICLE II.  THE MERGER...........................................................................10
     2.1     The Merger...........................................................................10
     2.2     Effective Time.......................................................................10
     2.3     Effects of the Merger................................................................10
     2.4     Articles of Incorporation and Bylaws.................................................11
     2.5     Directors and Officers...............................................................11

ARTICLE III. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
     THE CONSTITUENT CORPORATIONS; EXCHANGE OF
     CERTIFICATES ................................................................................11
     3.1     Effect on Capital Stock..............................................................11
             (a)    Conversion of Combination Company Shares......................................11
             (b)    Cancellation of Company Treasury Stock........................................12
             (c)    Conversion of Company Shares..................................................12
             (d)    Deposit of Escrowed Funds.....................................................13
     3.2     Earnout Payments.....................................................................13
             (a)    Determination of RER Revenue..................................................13
             (b)    Notification of Annual RER Revenue Dispute....................................14
             (c)    Breach of Covenants Regarding Operation of RER Product Group..................15
             (d)    Payment of Earnout Payments...................................................16
             (e)    Payment in Lieu of Earnout Payments...........................................17
             (f)    Non-Transferability of Right to Receive Earnout
                    Payments from Itron; No Ownership or Voting Rights............................17
     3.3     Exchange of Certificates; Delivery of Employee Agreements............................18
             (a)    Exchange Agent................................................................18
             (b)    Payment of Merger Consideration...............................................18
             (c)    Exchange Procedure Following the Effective Time of the Merger.................18
             (d)    Lost, Stolen or Destroyed Certificates........................................19
     3.4     Stock Transfer Books.................................................................19
     3.5     Certain Adjustments..................................................................20
     3.6     Required Withholding.................................................................20

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES.......................................................20
     4.1     Representations and Warranties of the Company........................................20
             (a)    Organization; Standing and Power; No Subsidiaries; Charter Documents..........21
             (b)    Capital Structure.............................................................21
             (c)    Authority; Non-contravention..................................................22

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
             (d)    Material Contracts............................................................23
             (e)    Information Supplied..........................................................25
             (f)    Absence of Certain Changes or Events..........................................25
             (g)    Brokers.......................................................................27
             (h)    Litigation....................................................................27
             (i)    Financial Statements..........................................................27
             (j)    Taxes.........................................................................28
             (k)    Compliance with Laws..........................................................30
             (l)    Intellectual Property.........................................................31
             (m)    No Default....................................................................34
             (n)    Transactions With Affiliates..................................................34
             (o)    Employee Benefit Matters......................................................34
             (p)    Employment Matters............................................................37
             (q)    Environmental Matters.........................................................38
             (r)    Title to and Condition of Properties..........................................38
             (s)    Undisclosed Liabilities.......................................................39
             (t)    Insurance.....................................................................39
             (u)    Absence of Questionable Payments..............................................39
             (v)    Bank Accounts.................................................................40
             (w)    Government Contracts..........................................................40
             (x)    Orders; Commitments; Warranties and Returns...................................40
             (y)    Accounts Receivable...........................................................40
     4.2     Representations and Warranties of Itron and the Combination Company..................41
             (a)    Organization; Standing and Power..............................................41
             (b)    Itron Common Shares; Combination Company Capital Structure....................41
             (c)    Authority; Non-Contravention..................................................42
             (d)    Information Supplied..........................................................43
             (e)    Brokers.......................................................................43
             (f)    No Implied Warranties.........................................................43
             (g)    Litigation....................................................................44

ARTICLE V.   COVENANTS OF THE COMPANY.............................................................44
     5.1     Conduct of Business..................................................................44
     5.2     Dividends; Changes in Capital Stock..................................................45
     5.3     Issuance of Securities...............................................................45
     5.4     Governing Documents..................................................................45
     5.5     No Acquisitions......................................................................45
     5.6     No Dispositions......................................................................45
     5.7     Indebtedness.........................................................................46
     5.8     Claims...............................................................................46
     5.9     Other Actions........................................................................46
     5.10    Transactions with Employees..........................................................46

ARTICLE VI.  ADDITIONAL AGREEMENTS................................................................46
     6.1     Approval Process.....................................................................46
     6.2     Access to Information; Confidentiality...............................................47
     6.3     Commercially Reasonable Efforts; Notification........................................48
     6.4     Fees and Expenses....................................................................48
     6.5     Public Announcements.................................................................48
     6.6     Agreement to Defend..................................................................49
     6.7     Other Actions........................................................................49
     6.8     The Combination Company and the Surviving Corporation................................49
     6.9     Conduct of Business During the Earnout Period........................................49
     6.10    Employee Matters.....................................................................50
     6.11    Tax Matters..........................................................................50
     6.12    Itron Consents.......................................................................51

ARTICLE VII. CONDITIONS PRECEDENT.................................................................52
     7.1     Conditions to Each Party's Obligation to Effect the Merger...........................52
             (a)    Governmental Entity Approvals.................................................52
             (b)    No Injunctions or Restraints..................................................52
             (c)    Consent of Itron's Lender.....................................................52
     7.2     Conditions of Itron..................................................................52
             (a)    Shareholder Approval; Support Agreements; Employee
                    Agreements; Nondisclosure and Invention Assignment Agreements.................52
             (b)    Compliance....................................................................53
             (c)    Certifications................................................................53
             (d)    Representations and Warranties True...........................................53
             (e)    Consents; Related Matters.....................................................53
             (f)    Company Counsel Opinion.......................................................54
             (g)    No Litigation.................................................................54
             (h)    Escrow Agreement..............................................................54
             (i)    Termination of Certain Agreements.............................................54
             (j)    Exercise or Termination of Warrants and Stock
                    Purchase Rights; Conversion of Convertible Securities.........................54
             (k)    No Material Adverse Effect....................................................55
     7.3     Conditions of the Company............................................................55
             (a)    Compliance....................................................................55
             (b)    Certifications................................................................55
             (c)    Representations and Warranties True...........................................55
             (d)    Itron Counsel Opinion.........................................................55
             (e)    No Litigation.................................................................56
             (f)    No Material Adverse Effect....................................................56
             (g)    Escrow Agreement..............................................................56

ARTICLE VIII. TERMINATION, AMENDMENT AND WAIVER...................................................56

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
     8.1     Termination..........................................................................56
     8.2     Effect of Termination................................................................57
     8.3     Amendment............................................................................58
     8.4     Extension; Waiver....................................................................58
     8.5     Procedure for Termination, Amendment, Extension or Waiver............................58

ARTICLE IX.  NO SOLICITATION......................................................................58
     9.1     No Solicitation......................................................................58
     9.2     Termination of Current Discussions...................................................59

ARTICLE X.   INDEMNIFICATION......................................................................59
     10.1    Indemnification by Company Shareholders..............................................59
     10.2    Indemnification by Itron.............................................................60
     10.3    Claims Between the Parties...........................................................60
             (a)    Notice of Claims..............................................................60
             (b)    Resolution of Claims..........................................................61
     10.4    Third Party Claims...................................................................62
     10.5    Time Limit...........................................................................63
     10.6    Limitations..........................................................................64
     10.7    Shareholders' Representatives........................................................64
     10.8    Actions of the Shareholders' Representatives.........................................65

ARTICLE XI.  GENERAL PROVISIONS...................................................................65
     11.1    Survival of Representations and Warranties...........................................65
     11.2    Notices..............................................................................65
     11.3    Interpretation.......................................................................67
     11.4    Counterparts; Facsimile Execution....................................................67
     11.5    Entire Agreement; No Third-Party Beneficiaries
             Except the Company Shareholders and the Shareholders' Representatives................67
     11.6    Governing Law; Venue.................................................................67
     11.7    Assignment...........................................................................68
     11.8    Enforcement of this Agreement........................................................68
     11.9    Severability.........................................................................68

     Exhibits

     A - Form of Escrow Agreement

     B - Form of Employee Agreement

     C - Articles of Incorporation of the Combination Company

     D - Bylaws of the Combination Company

     E - Support Agreement [Sebold]

     F - Support Agreement [McMenamin]

     G - Form of Employee Proprietary Information and Inventions Agreement

     H - Form of Transmittal Letter

     I - Opinion of Procopio, Cory, Hargreaves & Savitch LLP

     J - Opinion of Perkins Coie LLP

     Schedules

     Company Disclosure Schedule

     4.1(i) - Financial Statements

     4.1(p) - Key Employees and Technology Employees

     4.1(x) - Company Backlog as of June 1, 2001 and May 31, 2002

     5.10 - List of Company Employees

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of September 9, 2002 (this "Agreement"), is by and among REGIONAL ECONOMIC RESEARCH, INC., a California corporation (the "Company"), RER COMBINATION, INC., a California corporation and wholly-owned subsidiary of Itron (the "Combination Company"), and ITRON, INC., a Washington corporation ("Itron").

                                    RECITALS

     A. The parties hereto desire to consummate a merger whereby the Combination Company will be merged with and into the Company (the "Merger"), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the California Corporations Code, as amended (the "CCC"), whereby the Company Shareholders will receive cash at Closing in accordance with this Agreement.

     B. The respective Boards of Directors of Itron, the Combination Company and the Company have reviewed the terms of the Merger.

     C. Concurrently with the execution of this Agreement, Fredrick D. Sebold, Trustee, and J. Stuart McMenamin (together the "Founders") will consent to and approve the Merger and will enter into agreements whereby each of the Founders will support the Merger and grant a proxy to Itron for purposes of voting their respective interests in the Company at any Company shareholders' meeting or any consent or other corporate action in lieu of shareholders' meeting regarding the Merger.

     D. The parties hereto have agreed that, as partial security for the indemnification provided hereunder by the Company Shareholders to Itron, a cash escrow (the "Escrow") in the amount of One Million Four Hundred Thousand Dollars ($1,400,000) shall be established in accordance with the terms and conditions of the Escrow Agreement attached hereto as Exhibit A (the "Escrow Agreement").

     E. Itron, the Combination Company and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                    AGREEMENT

                                   ARTICLE I.
                                   DEFINITIONS

     For purposes of this Agreement, unless otherwise defined herein, capitalized terms and terms listed herein shall have the following meanings:

     "AAA Rules" shall have the meaning given in Section 10.3(b)(i).

     "Accounting Arbitrator" shall mean the independent accounting firm to be mutually designated by the Shareholders' Representatives and Itron from time to time as necessary pursuant to Section 3.2(b).

     "Accounts" shall have the meaning as given in Section 4.1(y).

     "Affiliate" shall mean, with respect to any Person, (i) any Person who is a director, executive officer or the equivalent of that Person, (ii) any Person who directly or indirectly holds a ten percent (10%) or greater equity position in that Person, whether through shares, partnership interests, limited liability company interests, or otherwise, (iii) any Person in whom that Person holds, directly or indirectly, a ten percent (10%) or greater equity position, whether through shares, partnership interests, limited liability company interests, or otherwise, and (iv) any Person that controls that Person or any Person controlled by that Person, in either case directly or indirectly.

     "Agreement" shall have the meaning as given in the Preamble hereto.

     "Application Software" shall have the meaning as given in Section 4.1(l).

     "Assets" shall mean all of the properties and assets owned, leased, or licensed by the Company, except for the Leased Premises, whether personal or mixed, tangible or intangible, wherever located.

     "Business Condition" with respect to any entity shall mean the assets, business, financial condition or results of operations (without giving effect to the consequences of the Merger contemplated by this Agreement) of such entity and its subsidiaries, if any, taken as a whole.

     "Business Day" shall mean a day other than a Saturday, a Sunday, or a day on which banks in Spokane, Washington or San Diego, California are permitted or required by law to close.

     "Cause" shall mean, for any Key Employee, (a) a failure or refusal in any material respect to carry out the lawful duties of the respective Key Employee set forth in any employment agreement with the Surviving Corporation or Itron, or to follow in any material respect any reasonable directions of Employer; (b) the Key Employee has been charged with the violation of a state or federal criminal law involving the commission of a crime against the Surviving Corporation or Itron or a felony;
(c) current use by the Key Employee of illegal substances which adversely affects such members' employment with Itron or the Surviving Corporation; (d) deception, fraud, misrepresentation or dishonesty by the Key Employee relating to such member's employment with Itron or the Surviving Corporation; (e) any willful misconduct by the Key Employee which materially compromises the Key Employee's reputation or ability to represent the Surviving Corporation or Itron with the public; (f) any act or omission constituting willful misconduct or negligence by the Key Employee which substantially impairs the business, good will or reputation of the Surviving Corporation or Itron; or (g) any other material violation of any provision of any agreement between the Key Employee and the Surviving Corporation or Itron.

     "CCC" shall have the meaning as given in the Recitals hereto.

     "Certificates" shall have the meaning as given in Section 3.3(c).

     "Claim Notice" shall mean a written notice in reasonable detail of the facts and circumstances that form the basis of an indemnification claim hereunder and setting forth an estimated range or amount of the potential Losses, if possible, and the sections of this Agreement upon which the claim for indemnification for such Losses is based.

     "Closing" shall have the meaning as given in Section 2.2.

     "Closing Date" shall have the meaning as given in Section 2.2.

     "Closing Price" shall mean the last sale price of the Itron Common Shares as publicly reported by Nasdaq as of the close of trading on the applicable trading date.

     "COBRA" shall mean the health care continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Combination Company" shall mean RER Combination, Inc., a California corporation.

     "Common Stock Number" shall have the meaning given in Section 3.1(c).

     "Company" shall mean Regional Economic Research, Inc., a California corporation.

     "Company Common Stock" shall have the meaning as given in Section 4.1(b).

     "Company Disclosure Schedule" shall mean a document referring specifically to the representations and warranties in this Agreement that is delivered by the Company to Itron prior to the execution of this Agreement.

     "Company Employees" shall mean the employees (including one former employee) of the Company listed on Schedule 5.10 hereto.

     "Company Intellectual Property Registrations" shall have the meaning as given in Section 4.1(l).

     "Company Intellectual Property Rights" shall have the meaning as given in
Section 4.1(l).

     "Company's Knowledge" shall mean the actual knowledge, with an obligation to conduct a reasonable inquiry, of Fredrick D. Sebold and J. Stuart McMenamin.

     "Company Permits" shall have the meaning as given in Section 4.1(k).

     "Company Shareholders" shall mean those Persons holding Company Shares immediately prior to the Effective Time of the Merger.

     "Company Shares" shall mean the issued and outstanding shares of capital stock of the Company immediately prior to the Effective Time of the Merger.

     "Company Stock Option Plan" shall have the meaning as given in
Section 4.1(b).

     "Confidentiality Agreement" shall have the meaning as given in Section 6.2.

     "Consent" shall mean a consent, approval, Order, or authorization of, or registration, declaration, or filing with, or exemption by any third party, including without limitation, by any Governmental Entity.

     "Contractual Documents" shall have the meaning as given in Section 4.1(c).

     "Control" shall mean, with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Counternotice" shall mean a written objection to a claim or payment setting forth the basis for disputing such claim or payment.

     "Default" shall have the meaning as given in Section 4.1(c).

     "Dissent Rights" shall mean those rights to dissent from the Merger and related transactions as provided under Section 1301 of the CCC.

     "DOL" shall mean the United States Department of Labor.

     "Domain Names" shall have the meaning as given in Section 4.1(l).

     "Earnout Cash Portion" shall have the meaning as given in Section 3.2(d).

     "Earnout Correction Amounts" shall have the meaning as given in
Section 3.2(b).

     "Earnout Interest Portion" shall have the meaning as given in
Section 3.2(d).

     "Earnout Payees" shall mean each Company Shareholder.

     "Earnout Payments" shall mean the payments by Itron to the Earnout Payees of up to an aggregate of Four Million Dollars ($4,000,000) with respect to the Earnout Periods in cash and/or Itron Common Shares, if at all, and calculated and paid in accordance with and subject to the manner set forth in
Section 3.2(a) (each such payment, an "Earnout Payment").

     "Earnout Period" and "Earnout Periods" shall have the meanings as given in
Section 3.2(a).

     "Earnout Portion" shall have the meaning as given in Section 3.1(c).

     "Earnout Stock Portion" shall have the meaning as given in Section 3.2(d).

     "Effective Time of the Merger" shall have the meaning as given in
Section 2.2.

     "Employee Agreements" shall mean the agreements in substantially the form of Exhibit B pursuant to which the Company is providing bonus compensation and/or permitting the exercise of Stock Options without a requirement for payment of any exercise price.

     "Employee Benefit Plan" shall mean any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, fringe benefit or other employee benefit plan, fund, policy, program, contract, arrangement or payroll practice of any kind (including any "employee benefit plan," as defined in Section 3(3) of ERISA) or any employment, consulting or personal services contract, whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (a) sponsored, maintained or contributed to by the Company or to which the Company is a party, (b) covering or benefiting any current or former officer, employee, agent, director or independent contractor of the Company (or any dependent or beneficiary of any such individual), or (c) with respect to which the Company has (or could have) any obligation or liability.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Escrow" shall have the meaning as given in the Recitals hereto.

     "Escrow Agent" shall have the meaning as given in Section 3.1(d).

     "Escrow Agreement" shall have the meaning as given in the Recitals hereto.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" shall have the meaning as given in Section 3.3(a).

     "Financial Statements" shall have the meaning as given in Section 4.1(i).

     "Founders" shall have the meaning as given in the Recitals hereto.

     "GAAP" shall mean generally accepted accounting principles established by the American Institute of Certified Public Accountants.

     "Good Reason" shall mean the occurrence of any of the following events, without the consent of the Key Employee: (a) a demotion or other material reduction in the nature or status of the Key Employee's responsibilities (other than a demotion or reduction for Cause); (b) a non voluntary reduction in the Key Employee's annual base salary (other than a reduction for Cause); (c) the failure of the Surviving Corporation or Itron to obtain a satisfactory agreement from any successor company to assume and perform the obligations under any employment agreement with the Key Employee; or (d) a required relocation of the Key Employee's principal work site to a location outside a fifty (50) mile radius of such Key Employee's current principal work site.

     "Governmental Entity" shall mean an administrative agency, court, or commission or other governmental authority or instrumentality, whether domestic or foreign.

     "HIPAA" shall mean the Health Insurance Portability and Accountability Act of 1997, as amended.

     "Initial Merger Consideration" shall have the meaning as given in
Section 3.1(c).

     "IRS" shall mean the United States Internal Revenue Service.

     "Itron" shall mean Itron, Inc., a Washington corporation.

     "Itron Accountants" shall have the meaning as given in Section 3.2(a).

     "Itron Basket" shall have the meaning as given in Section 10.2

     "Itron Common Shares" shall mean shares of Itron Common Stock, no par value.

     "Itron's Knowledge" shall mean the actual knowledge, with an obligation to conduct a reasonable inquiry, of: LeRoy Nosbaum, David Remington, John Smith and Russ Fairbanks.

     "Key Employees" shall mean the employees of the Company identified as Key Employees on Schedule 4.1(p) hereto.

     "Leased Premises" shall mean all parcels of real estate subject to leases to which the Company is a party as a lessee as identified on Section 4.1(r) of the Company Disclosure Schedule.

     "Losses" shall mean actual losses, damages, liabilities, claims, judgments, settlements, fines, costs, and expenses (including reasonable attorneys' fees) of any kind, minus: (i) any insurance proceeds received (less the fees and expenses incurred to obtain such proceeds) from a third party insurer (other than under insurance that is retrospectively rated or that is the economic equivalent of self-insurance); and (ii) any actual recovery from third parties (less the fees and expenses incurred to obtain such proceeds); provided, however, that "Losses" shall not include any indirect and/or consequential losses or damages of any kind incurred by Itron and/or the Surviving Corporation but shall include indirect and/or consequential losses or damages claimed by a third party and; provided, further, that in no event shall "Losses" include the absence of or failure to realize any Tax benefit or failure to receive any Tax refund pending as of the date hereof.

     "Material Adverse Effect" shall mean, with respect to any entity or group of entities, a material adverse effect individually or in the aggregate on the Business Condition of such entity or group of entities, taken as a whole, other than any change, circumstance or effect (i) relating to the economy or securities markets in general, (ii) relating to the industries in which the Company or Itron operate and not specifically relating to the Company or Itron, or (iii) resulting from the execution of this Agreement, the announcement of this Agreement and the transactions contemplated hereby.

     "Material Contract" shall have the meaning as given in Section 4.1(d).

     "Meeting" shall mean the meeting of, or a unanimous written consent in lieu thereof, the Company's shareholders to consider approval of the Merger in compliance with the CCC.

     "Merger" shall have the meaning as given in the Recitals hereto.

     "Merger Consideration" shall have the meaning as given in Section 3.1(c).

     "Merger Filings" shall have the meaning as given in Section 2.2.

     "NASD" shall mean the National Association of Securities Dealers, Inc.

     "Nasdaq" shall mean the Nasdaq National Market.

     "Operative Documents" shall have the meaning as given in Section 4.1(a).

     "Order" shall mean a decree, judgment, injunction, ruling or other order of a Governmental Entity having jurisdiction.

     "Payment Certificate" shall mean a written claim for payment of Losses in reasonable detail and specifying the amount of such Losses.

     "Person" shall mean an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or other entity.

     "Pre-Closing Tax Period" shall mean any taxable period ending on or before the Closing Date and the portion ending on and including the Closing Date of any Straddle Period.

     "Products" shall have the meaning as given in Section 4.1(l)(ii).

     "Public Software" means any software that contains, or is derived (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including, but not limited to software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU's General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) The Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License
(SCSL), (vi) the Sun Industry Standards License (SISL), (vii) the BSD License and (viii) the Apache License.

     "RER Product Line" shall mean the Company's Products and consulting services as of the Closing Date, which are described in Section 3.2(e) of the Company's Disclosure Schedule, together with enhancements and replacements thereto, as well as new products and services in RER's Product Market that are developed by Itron employees from time to time following the Effective Time of the Merger and during the Earnout Period. For the avoidance of doubt, the RER Product Line shall not include the products and services as provided by Itron as of the date hereof and any products and services provided by any business other than the Company that is acquired by Itron after the date hereof by means of a purchase of a company, products and services, licenses or distribution rights, or otherwise, but this sentence does not remove from the RER Product Line any products or services that are covered by the foregoing sentence.

     "RER's Product Market" shall mean the market for load and end-use forecasting, energy-related consulting and analysis and the development of load analysis and forecasting applications software for the electric utility industry.

     "RER Revenue" shall have the meaning as given in Section 3.2(a).

     "RER Revenue Dispute Notice" shall have the meaning as given in
Section 3.2(b).

     "Retention Date" shall have the meaning as given in Section 6.13.

     "SEC" shall mean the United States Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Shareholder Basket" shall have the meaning as given in Section 10.1.

     "Shareholders' Accountants" shall have the meaning as given in
Section 3.2(b).

     "Shareholders' Representatives" shall have the meaning as given in
Section 10.7.

     "Straddle Period" shall have the meaning as given in Section 6.11(d).

     "Surviving Corporation" shall have the meaning as given in Section 2.1.

     "Tax" and "Taxes" shall mean (a) domestic or foreign federal, state or local taxes, charges, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever (including, without limitation, any income, net income, gross income, receipts, windfall profit, severance, property, production, sales, use, business and occupation, license, excise, registration, franchise, employment, payroll, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, estimated, transaction, title, capital, paid-up capital, profits, occupation, premium, value-added, recording, real property, personal property, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax), (b) interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return, and (c) liability in respect of any items described in clause (a) or (b) payable by reason of contract assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any similar provision under law) or otherwise.

     "Tax Returns" shall mean any return, report or statement required to be filed with respect to any Tax (including any attachments thereto and any amendment thereof), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     "Technology" shall have the meaning as given in Section 4.1(l).

     "Technology Employees" shall mean the employees of the Company identified as Technology Employees on Schedule 4.1(p) hereto.

     "Technology-Related Assets" shall have the meaning as given in
Section 4.1(l).

     "Third Party Claim" shall have the meaning as given in Section 10.4(a).

     "Third Party Licenses" shall have the meaning as given in Section 4.1(l).

     "Third Party Technologies" shall have the meaning as given in
Section 4.1(l).

     "2003 Threshold" shall have the meaning as given in Section 3.2(a)(ii).

     "2004 Threshold" shall have the meaning as given in Section 3.2(a)(ii).

     "Voting Stock" shall mean any class or classes of capital stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect a majority of the Board of Directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

                                   ARTICLE II.
                                   THE MERGER

2.1  THE MERGER

     Upon the terms and subject to the conditions hereof and in accordance with the CCC, the Combination Company shall be merged with and into the Company at the Effective Time of the Merger. Following the Merger, the separate corporate existence of the Combination Company shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Combination Company in accordance with the CCC.

2.2  EFFECTIVE TIME

     As soon as practicable following the satisfaction or, to the extent permitted hereunder, the waiver of the conditions set forth in Article VII, the Surviving Corporation shall file an agreement of merger and officers' certificates for both RER and the Combination Company (in form as required by the CCC) with respect to the Merger (the "Merger Filings") and other appropriate documents executed in accordance with the relevant provisions of the CCC. The Merger shall become effective at such time as the Merger Filings are duly filed with the California Secretary of State, or at such later time as Itron and the Company shall agree should be specified in the Merger Filings (the time the Merger becomes effective being the "Effective Time of the Merger"). The closing of the Merger (the "Closing") shall take place at the offices of Perkins Coie LLP, 1201 Third Avenue, Suite 4800, Seattle, Washington 98101, as soon as practicable after satisfaction or waiver of the latest to occur of the conditions set forth in Article VII or on such other date as agreed to by Itron and the Company (the "Closing Date").

2.3  EFFECTS OF THE MERGER

     The Merger shall have the effects set forth herein and in Section 1107 of the CCC. If at any time after the Effective Time of the Merger, the Company as the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of the Company and the Combination Company, the Surviving Corporation and its proper officers and directors, in the name and on behalf of the Company and the Combination Company, shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company and the Combination Company or otherwise to take any and all such action.

2.4  ARTICLES OF INCORPORATION AND BYLAWS

     (a) On the Effective Date, the Articles of Incorporation of RER shall be amended and restated in full to read as set forth in Exhibit C attached hereto; except that Article I shall be amended to read as follows: "The name of the corporation is Regional Economic Research, Inc.", and Article III shall be deleted in its entirety. Thereafter, the Articles of Incorporation of the Surviving Corporation may be changed or amended as provided therein or by applicable law.

     (b) The Bylaws of the Combination Company, as in effect immediately prior to the Effective Time of the Merger as set forth in Exhibit D hereto, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

2.5  DIRECTORS AND OFFICERS

     The directors and officers of the Combination Company shall, from and after the Effective Time of the Merger, be the directors and officers of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

                                  ARTICLE III.
                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

3.1  EFFECT ON CAPITAL STOCK

     As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the Company, the Combination Company, Itron or the holders of any Company Shares or capital stock of Combination Company:

     (a)     CONVERSION OF COMBINATION COMPANY SHARES

     All shares of stock of the Combination Company issued and outstanding immediately prior to the Effective Time of the Merger shall, in the aggregate, be converted automatically into one share of the Surviving Corporation as of the Effective Time of the Merger.

     (b)     CANCELLATION OF COMPANY TREASURY STOCK

     All shares of capital stock of the Company held in the treasury of the Company immediately prior to the Effective Time of the Merger, if any, shall be cancelled and extinguished as of the Effective Time of the Merger, without any conversion thereof and no amount or other consideration shall be delivered or deliverable in exchange therefor.

     (c)     CONVERSION OF COMPANY SHARES

     Each of the Company Shares issued and outstanding immediately prior to the Effective Time of the Merger, other than those Company Shares that are cancelled as provided in Section 3.1(b), upon the surrender of the certificates formerly representing such Company Shares pursuant to Section 3.3 shall be converted automatically into the right to receive in the aggregate:

             (i)     on the Closing Date, subject to the Escrow as provided in
Section 3.1(d), (A) an amount of cash (the "Initial Merger Consideration") equal to Fourteen Million Dollars ($14,000,000) less the aggregate amount to be paid to any Company Shareholders who perfect their Dissent Rights, provided, however, that if such amount has not been ascertained by the Closing Date, then less the aggregate amount otherwise payable to Company Shareholders who have delivered written notice to the Company of their intent to demand payment and have not voted in favor of the Merger pursuant to their Dissent Rights, divided by (B) the Common Stock Number (defined below), rounded to ten decimal points; plus

             (ii) following each Earnout Period, the portion of Earnout Payments, if any, calculated and allocated to the Company Shareholders on a prorata basis in accordance with the number of Company Shares held by the Company Shareholders immediately prior to the Effective Time of the Merger, divided by the Common Stock Number, rounded to ten decimal points (the "Earnout Portion" and together with the Initial Merger Consideration, the "Merger Consideration").

     The "Common Stock Number" shall mean the total number of Company Shares outstanding immediately prior to the Effective Time of the Merger.

     Pursuant to Section 3.3(b), following adjustments for the Escrow as provided in Section 3.1(d), the Initial Merger Consideration shall be payable at Closing by wire transfer of immediately available funds at Closing by Itron to the Exchange Agent for distribution to the Company Shareholders.

     At the Effective Time of the Merger, all such Company Shares shall automatically be cancelled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent only the right to receive the Merger Consideration. At the Effective Time of the Merger, the holders of any Company Shares outstanding immediately prior to the Effective Time of the Merger shall cease to have any rights with respect to such Company Shares, except the right to receive the Merger Consideration and as otherwise provided herein.

     (d)     DEPOSIT OF ESCROWED FUNDS

     Notwithstanding the foregoing and the provisions of this Article III, and subject to the effectiveness of the Merger, an aggregate of One Million Four Hundred Thousand Dollars ($1,400,000) of the Initial Merger Consideration shall be deposited in the Escrow with Mellon Investor Services LLC (the "Escrow Agent"), to be held and administered in accordance with the Escrow Agreement, such Escrow to be withheld and deducted, pro rata, from the portion of the Initial Merger Consideration otherwise payable to each Company Shareholder. By delivering their certificates representing any of the Company Shares to the Exchange Agent in accordance with the provisions of Section 3.3 or by executing and delivering to the Company their Employee Agreements with the Company, the Company Shareholders shall respectively agree to be bound with respect to the indemnification obligations of the Company Shareholders, the authority of the Shareholders' Representatives to act on behalf of all Company Shareholders and the procedures set forth in Article X, and the Escrow shall be available to satisfy the indemnification obligations of the Company Shareholders pursuant to
Article X.

3.2  EARNOUT PAYMENTS

     (a)     DETERMINATION OF RER REVENUE

             (i) For each of the calendar years ended December 31, 2003 and 2004 (each such calendar year, an "Earnout Period" and, together, the "Earnout Periods"), Itron shall calculate the revenue of the RER Product Line (the "RER Revenue") for the Earnout Period then ended in the manner specified in Section 3.2(a)(ii) below. The RER Revenue shall be determined by Itron using the same information used in compiling the audited financial statements of Itron and related work papers and will be in accordance with GAAP consistently applied. During each Earnout Period, as soon as practicable after the end of each calendar quarter, but no later than forty-five (45) days thereafter, Itron shall provide to the Shareholders' Representatives a statement describing the RER Revenue as of the end of such quarter and for such Earnout Period to date, prepared in accordance with this Section 3.2 and with GAAP consistently applied, setting forth in reasonable detail the calculations relating to such determination and signed by the principal financial officer of Itron. No later than the thirty-first (31st) day of March immediately following the end of each Earnout Period, Itron shall deliver to the Shareholders' Representatives (i) a written calculation of the RER Revenue, which written calculation shall specify in reasonable detail the calculation of the annual RER

Revenue with respect to such Earnout Period, taking into consideration any change in circumstances as provided in subsection (e) hereof and the resulting Earnout Payments, if any, calculated in accordance with this Agreement and (ii) the Earnout Payments, if any, due to the respective Earnout Payees pursuant to such written calculation. Itron shall also cause Deloitte & Touche, LLP or such other nationally recognized accounting firm designated at Itron's sole discretion (the "Itron Accountants") to confirm that the calculations of the annual RER Revenue are in accordance with the provisions of Section 3.2(a)(ii) and that the procedures performed for calculating the annual RER Revenue are in accordance with GAAP consistently applied.

             (ii)    The RER Revenue shall be calculated in accordance with this
Section 3.2 and with GAAP consistently applied provided that if past practices have not been in accordance with GAAP, the calculation shall nonetheless be in accordance with GAAP. During the period from Closing until ninety (90) days following the date of delivery of Itron's calculation of the RER Revenue with respect to the second Earnout Period, or through the end of any Accounting Arbitrator(s) decision process, if later, Itron shall give the Shareholders' Representatives and the Shareholders' Accountants reasonable and prompt access during normal business hours to (x) all of the properties, books, contracts, commitments and records related to the RER Revenue and the RER Product Line, and
(y) all other information concerning Itron and the RER Revenue and the RER Product Line that the Shareholders' Representatives may reasonably request and that is necessary to evaluate and propose changes to the RER Revenue as calculated by Itron. Each Earnout Payment, if any, shall be paid in accordance with the following:

                     (A) for the calendar year ending December 31, 2003, the Earnout Payment, if any, shall equal Two Million Dollars ($2,000,000) multiplied by a fraction, the numerator of which shall be (x) the amount by which the RER Revenue for such Earnout Period exceeds the 2003 Threshold (defined below), up to a maximum excess of One Million Five Hundred Twenty-Eight Thousand Dollars ($1,528,000), and the denominator of which shall be (y) One Million Five Hundred Twenty-Eight Thousand Dollars ($1,528,000); and

                     (B) for the calendar year ending December 31, 2004, the Earnout Payment, if any, shall equal Two Million Dollars ($2,000,000) multiplied by a fraction, the numerator of which shall be (x) the amount by which the RER Revenue for such Earnout Period exceeds the 2004 Threshold (defined below), up to a maximum excess of One Million Eight Hundred Thirty-Four Thousand Dollars ($1,834,000), and the denominator of which shall be (y) One Million Eight Hundred Thirty-Four Thousand Dollars ($1,834,000).

             As used herein, the term "2003 Threshold" shall mean Seven Million Six Hundred Forty Thousand Dollars ($7,640,000), and the "2004 Threshold" shall mean Nine Million One Hundred Sixty-Eight Thousand Dollars ($9,168,000). The RER Revenue for each Earnout Period shall be determined consistent with EITF 99-19 ("Reporting Revenue Gross as a Principal versus Net as an Agent").

     (b)     NOTIFICATION OF ANNUAL RER REVENUE DISPUTE

     Upon receipt of such written calculation of the annual RER Revenue and Earnout Payments, if any, from Itron pursuant to Section 3.2(a), the Shareholders' Representatives shall have thirty (30) Business Days in which to object in writing to Itron with respect to Itron's written calculation of the annual RER Revenue and the amount of the Earnout Payments, if any (the "RER Revenue Dispute Notice"). During the foregoing period, and at their sole discretion, the Shareholders' Representatives may cause a nationally recognized accounting firm designated at their sole discretion (the "Shareholders' Accountants") to review the written calculation of the RER Revenue as provided by Itron. In the event that the Shareholders' Representatives fail to object to Itron's written calculation of the annual RER Revenue and the amount of the Earnout Payments, if any, within the foregoing period, the aggregate amount of such Earnout Payments shall be deemed conclusive and binding on all parties. In the event that the Shareholders' Representatives provide Itron with a timely RER Revenue Dispute Notice, then the Shareholders' Representatives and Itron shall work together in good faith to reach an agreement on the appropriate Earnout Payments. If within twenty (20) Business Days after Itron's receipt of the RER Revenue Dispute Notice, Itron and the Shareholders' Representatives have not reached an agreement and the Shareholders' Representatives have not retracted the RER Revenue Dispute Notice, the parties shall engage the Accounting Arbitrator to calculate the amounts of the Earnout Payments. If the parties are unable to agree upon one Accounting Arbitrator, each shall appoint an Accounting Arbitrator and these appointees shall appoint a third Accounting Arbitrator (collectively, the "Accounting Arbitrators"), in which case the determination of the amounts of the Earnout Payments shall be made by a majority decision of the Accounting Arbitrators. The decision of the Accounting Arbitrator(s) shall be conclusive and binding on all parties. The Accounting Arbitrator(s) shall be directed to make a determination of the Earnout Payments within forty-five (45) days of engagement. Payment by Itron or the Earnout Payees, as applicable, of the difference between the Earnout Payments, if any, paid by Itron pursuant to
Section 3.2(a) and the amounts of the Earnout Payments as determined by the Accounting Arbitrator(s) (the "Earnout Correction Amounts") shall be due within ten (10) days after the resolution of any such dispute. Itron and the Earnout Payees shall pay the costs and expenses of their own accountants and attorneys and shall bear equally the expense of the Accounting Arbitrator(s); provided, however, that, (X) if the Accounting Arbitrator(s) determine that the aggregate amount of the Earnout Payments is at least ten percent (10%) or $50,000 greater than the amount that was initially paid by Itron to the Earnout Payees, then Itron shall pay all fees and expenses with respect to the Itron Accountants, the Shareholders' Accountants and the Accounting Arbitrator(s) as well as all reasonable attorneys' fees of the parties, and (Y) if the Accounting Arbitrator determines that the aggregate amount of the Earnout Payments is at least ten percent (10%) or $50,000 less than the amount that was initially paid by Itron to the Earnout Payees, then the Earnout Payees shall pay all fees and expenses with respect to the Itron Accountants, the Shareholders' Accountants and the Accounting Arbitrator(s) as well as all reasonable attorneys' fees of the parties.

     (c)     BREACH OF COVENANTS REGARDING OPERATION OF RER PRODUCT GROUP

     In the event that the Shareholders' Representatives allege in the RER Revenue Dispute Notice an entitlement to greater Earnout Payments because of a breach of Itron's covenants in Section 6.11 hereof, and the parties are unable to resolve the dispute within the twenty (20) Business Day resolution period referenced in Section 3.2(b), then the dispute shall be resolved in accordance with Section 10.3(b) (including, but not limited to, the payment of interest).

     (d)     PAYMENT OF EARNOUT PAYMENTS

     The portion of any Earnout Payment that is treated as interest for federal tax purposes shall be computed under Treasury Regulation Section 1.1275-4(c)(4) (the "Earnout Interest Portion"). Each Earnout Payment to an Earnout Payee may be paid in Itron Common Shares (the "Earnout Stock Portion"), cash (the "Earnout Cash Portion"), or both in the sole discretion of Itron, provided, however, that before all or any portion of an Earnout Payment may be paid in Itron Common Shares, Itron shall provide to the Shareholders' written notice of Itron's intent to pay in Itron Common Shares, including the percentage portion of the Earnout Payment that Itron will pay in Itron Common Shares, with such notice to be provided at least twenty-six (26) trading days prior to the date Itron delivers to the Shareholders' Representatives the written calculation of the RER Revenue and the Earnout Payments, if any, pursuant to Section 3.2(a). The amount of Itron Common Shares to be paid to the respective Earnout Payee as the Earnout Stock Portion, if any, on each occasion shall be that number determined by dividing (A) the Earnout Stock Portion, by (B) the average Closing Price on the twenty (20) trading days prior to the fifth (5th) trading day preceding the day that Itron delivers to the Shareholders' Representatives the written calculation of the RER Revenue and the Earnout Payments, if any, pursuant to Section 3.2(a). The Earnout Cash Portion, if any, shall be paid by Itron by certified check or wire transfer of immediately available funds to accounts specified by the respective Earnout Payee, the form of delivery of such payment to be at the sole discretion of Itron. The Earnout Stock Portion, if any, shall be delivered to the Earnout Payees in Itron Common Shares. By no later than the earlier of (i) the date that any Earnout Payment becomes due and (ii) the thirty-first (31st) day of March following the applicable Earnout Period for which such Earnout Payment has become due, as a condition to paying a portion of the Earnout Payment in Itron Common Shares, Itron shall have prepared and filed with the SEC a registration statement on Form S-3 or any future equivalent form under the Securities Act, and any necessary amendments or supplements thereto, for the registration and resale of any Itron Common Shares issuable as the Earnout Stock Portion of such Earnout Payment. Itron shall also take such reasonable actions (other than qualifying to do business in any jurisdiction in which it is not now so qualified) as may be required to be taken under any applicable state securities laws in connection with the issuance of the Itron Common Shares as the Earnout Stock Portion, if any, from time to time, and each Earnout Payee shall furnish all information necessary for such registration statement concerning such Earnout Payee. If at any time following the effectiveness of such registration statement, any information relating to one or more of the Earnout Payees or Itron, or any of their respective Affiliates, officers or directors, should be discovered by one or more of the Earnout Payees or Itron which should be set forth in an amendment or supplement to any such registration statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Earnout Payees and Itron. Itron shall keep such registration statement effective for a period of ninety (90) days following the date that such Itron Common Shares are issued to one or more of the Earnout Payees.

     (e)     PAYMENT IN LIEU OF EARNOUT PAYMENTS

     If, at any time following the Effective Time of the Merger and prior to the end of the second Earnout Period, either of the following events occurs: (i) as a result of any merger, investment, strategic or commercial alliance, or other event or series of events, Itron or one or more of its Affiliates holds or obtains a controlling ownership interest in an entity that continues to sell (after its acquisition by Itron) a product(s) or acquires assets that constitute a product(s) or enable Itron to market a product(s) that is(are) deployed in the RER Product Market that: (A) materially competes commercially with the RER Product Line or (B) terminates or discontinues a material element of the RER Product Line; or (ii) any re-assignment, sale, license, lease or other disposition by Itron of a material amount of the assets designated by Itron for the use of the RER Product Line in a manner that is materially detrimental to the commercial sale of the RER Product Line, then, each of the 2003 Threshold and 2004 Threshold shall be reduced by an amount equal to the amount of projected revenue related to the applicable elements of the RER Product Line so affected, including, but not limited to, licenses, software service and maintenance, based on the revenue attributable to such affected element(s) during the preceding twelve- (12-) month period; provided, that such termination, discontinuance or disposition is not the direct result of a breach of a representation, warranty or covenant in this Agreement by the Company. Notwithstanding the foregoing, if Itron sells, licenses, leases or otherwise disposes of all or substantially all of the RER Product Line (in one or a series of transactions), then Itron shall, within thirty (30) days of such disposition, pay to each Earnout Payee, in lieu of all other payments under Sections 3.1(c)(ii) and 3.2 of this Agreement, the allocable portion of seventy-five percent (75%) of the unpaid Earnout Payments for the respective remaining Earnout Period(s), whether or not the RER Revenue for such remaining Earnout Period(s) exceeds the relevant revenue thresholds specified in Section 3.2(a)(ii). For example, if such a disposition occurs as of February 1, 2003, the Earnout Payees would be paid an aggregate of $3,000,000, and if such a disposition occurs as of February 1, 2004, the Earnout Payees would be paid (a) an aggregate of $1,500,000 plus (b) any unpaid Earnout Payment with respect to the Earnout Period ending December 31, 2003 as otherwise provided in this
Section 3.2.

     (f) NON-TRANSFERABILITY OF RIGHT TO RECEIVE EARNOUT PAYMENTS FROM ITRON; NO OWNERSHIP OR VOTING RIGHTS

     The right of any Earnout Payee to receive the Earnout Payments pursuant to this Agreement shall in no way, in and of itself, entitle such Earnout Payee to any ownership interest or voting rights in the Surviving Corporation or Itron on the basis of such right, and in no event shall such Earnout Payee have the right to transfer, other than by will or under applicable laws of descent and distribution, his or her right to receive the Earnout Payments directly from Itron.

3.3  EXCHANGE OF CERTIFICATES; DELIVERY OF EMPLOYEE AGREEMENTS

     (a)     EXCHANGE AGENT

     Prior to the Effective Time of the Merger, at Itron's sole cost and expense, Itron shall engage Mellon Investor Services LLC to act as exchange agent (the "Exchange Agent") in accordance with this Section 3.3 for the delivery of the Initial Merger Consideration upon surrender to the Exchange Agent of the Certificates and the delivery of the Employee Agreements.

     (b)     PAYMENT OF MERGER CONSIDERATION

             (i) As of the Closing, Itron shall have delivered to the Exchange Agent the Initial Merger Consideration to be paid upon the conversion of the Company Shares pursuant to Section 3.1(c). At the Effective Time of the Merger, Itron shall cause the Exchange Agent, pursuant to irrevocable instructions delivered to the Exchange Agent prior thereto, to deliver to the Company Shareholders the Initial Merger Consideration (less the funds escrowed pursuant to Section 3.1(d)) out of the amounts earlier delivered by Itron to the Exchange Agent. The Exchange Agent shall not use such funds for any purpose other than as set forth in this Section 3.3(b)(i).

             (ii) On the date that any Earnout Payments become due, Itron shall issue and pay to the Earnout Payees the applicable Earnout Payments consisting of the certificates for the Itron Common Shares comprising the Earnout Stock Portion, the Earnout Cash Portion and any cash necessary to make payments in lieu of fractional shares pursuant to Section 3.1(d).

     (c)     EXCHANGE PROCEDURE FOLLOWING THE EFFECTIVE TIME OF THE MERGER

             (i) As soon as practicable after the Effective Time of the Merger, Itron shall cause the Exchange Agent within ten (10) Business Days after the Exchange Agent's receipt of a certificate or certificates that represented immediately prior to the Effective Time of the Merger the issued and outstanding Company Shares (the "Certificates"), together with a letter of transmittal in substantially the form of Exhibit H (the "Transmittal Letter"), duly executed by the holder of such Certificate (which execution may be by a Shareholders' Representative if so appointed as the holder's attorney-in-fact pursuant to the holder's Employee Agreement or otherwise), to deliver to the holder of such Certificate (in the case of the Founders) and to the Company payroll agent for payment to the holder of such Certificate (for all holders other than the Founders) in exchange therefor the applicable amount of the Initial Merger Consideration consisting of cash into which the Company Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.1(c), and the Certificate so surrendered shall forthwith be canceled. The Certificates and the accompanying Transmittal Letters may be directed to the Exchange Agent at the following address:

             By Mail:

             Mellon Investor Services, LLC
             Reorganization Department
             PO Box 3341
             South Hackensack, NJ  07606

             By Overnight Courier:

             Mellon Investor Services, LLC
             Reorganization Department
             85 Challenger Road
             Mail Drop - Reorg
             Ridgefield Park, NJ  07660

             By Hand:

             Reorganization Department
             120 Broadway, 13th Floor
             New York, NY  10271

             (ii) In addition to the amounts specified under Subsection 3.3(c)(i) above, the Earnout Payees shall be entitled to receive in exchange for the Certificates, the Earnout Payments, as such Earnout Payments become payable, if at all, under this Agreement.

     (d)     LOST, STOLEN OR DESTROYED CERTIFICATES

     In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit setting forth that fact by the Person claiming such loss, theft or destruction and, the granting of a reasonable indemnity against any claim that may be made against Itron or the Exchange Agent with respect to such Certificate, Itron shall cause the Exchange Agent to issue to such Person the applicable amount of the Initial Merger Consideration with respect to such lost, stolen or destroyed Certificate to which the holder thereof may be entitled pursuant to this Article III.

3.4  STOCK TRANSFER BOOKS

     At the Effective Time of the Merger, the transfer books of the Company with respect to all shares of capital stock or other securities of the Company shall be closed and no further registration of transfers of such shares of capital stock or other securities shall thereafter be made on the records of the Company.

3.5  CERTAIN ADJUSTMENTS

     If between the date that Itron delivers a written calculation of the RER Revenue and the Earnout Payment and the date that any Earnout Stock Portion is actually paid to the Earnout Payees, the outstanding shares of the Itron Common Shares shall be changed into a different number of shares by reason of any reclassification, recapitalization, split, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Earnout Stock Portion shall be adjusted accordingly to provide the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split, combination, exchange or dividend.

3.6  REQUIRED WITHHOLDING

     Notwithstanding any provision to the contrary herein, each of Itron and the Company shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required (as advised by tax counsel for Itron) to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. The parties agree that no tax withholding shall be applicable to the consideration payable or deliverable to the Founders. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid. Without limiting the generality of the foregoing, Itron shall be entitled to deduct and withhold, or cause the Escrow Agent to deduct and withhold, applicable federal, state and local, or other income and employment taxes from any consideration payable under Sections 3.3(b)(i) and 3.3(b)(ii) hereof.

                                   ARTICLE IV.
                         REPRESENTATIONS AND WARRANTIES

4.1  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Subject to any exceptions specified in the Company Disclosure Schedule and except as specifically contemplated by this Agreement, the Company represents and warrants to, and agrees with, Itron and the Combination Company as herein set forth below. Such representations and warranties shall be deemed to be made as of the date hereof and as of the Closing Date, with the exception of the representations and warranties made in Section 4.1(c)(i), which are made as of the date hereof. Disclosure of an item in response to one section of this Agreement shall constitute disclosure and response to every section of this Agreement, notwithstanding the fact that no express cross-reference is made.

     (a)     ORGANIZATION; STANDING AND POWER; NO SUBSIDIARIES; CHARTER
             DOCUMENTS

     The Company is a corporation duly organized and validly existing under the laws of the State of California and has the requisite corporate power and authority to own, operate and lease its properties and assets, to carry on its business as now being conducted and as currently proposed to be conducted, and to enter into and perform its obligations under this Agreement and the other agreements and certificates that are required to be executed by the Company pursuant to this Agreement (collectively, the "Operative Documents") to which the Company is a party, and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified to do business and is licensed as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually, or in the aggregate) would not have a Material Adverse Effect on the Company. The Company does not have any subsidiaries or own of record or beneficially any capital stock of or equity interest or investment in any Person. The Company has furnished to Itron true and complete copies of (a) the Articles of Incorporation and bylaws of the Company, respectively, as currently in effect, including all amendments thereto, (b) the minute books of the Company, and (c) the stock transfer books of the Company.

     (b)     CAPITAL STRUCTURE

     The authorized capital stock of the Company consists of Fifteen Million (15,000,000) shares, all of which have been designated as common stock, no par value ("Company Common Stock"). As of the date hereof, Seven Million (7,000,000) shares of Company Common Stock are issued and outstanding. As the date hereof, the Company has outstanding options for the purchase of an aggregate of One Million Nine Hundred Seventeen Thousand Six Hundred Sixty-Seven (1,917,667) shares of Company Common Stock out of a total of Three Million (3,000,000) shares of Company Common Stock that have been reserved for issuance pursuant to the 2000 Nonqualified Stock Option Plan (the "Company Stock Option Plan"), all of which options are expected to be exercised in accordance with Section 5.10 immediately prior to the Effective Time of the Merger. True and correct copies of the stock records of the Company have been provided to Itron or its counsel.

     Except as set forth above, no shares of capital stock or other equity or voting securities of the Company are reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and immediately prior to the Closing will be (and immediately prior to the Closing all shares issuable upon the exercise of outstanding stock options or warrants will be), validly issued, fully paid and nonassessable and not subject to preemptive rights. All of such issued and outstanding shares of capital stock of the Company were offered and sold in compliance with all applicable state and federal securities laws, rules and regulations. Except as set forth above or in Section 4.1(b) of the Company Disclosure Schedule, there are no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in, the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. To the Company's Knowledge, no Person other than the Company Shareholders holds any interest in the Company Shares. Except as set forth in Section 4.1(b) of the Company Disclosure Schedule, all of which shall be terminated without cost to the Company by the Effective Time of the Merger, there are not as of the date hereof and there will not be at the Effective Time of the Merger any registration rights agreements, shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company.

     (c)     AUTHORITY; NON-CONTRAVENTION

             (i) The Board of Directors of the Company has approved the Operative Documents and determined the Operative Documents to be in the best interests of the Company Shareholders pursuant to the terms hereof and thereof. The Company has the requisite corporate power and authority to enter into the Operative Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Operative Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. The Operative Documents have been duly and validly executed and delivered by the Company and, assuming due authorization and delivery by Itron and the Combination Company, constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that (A) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally and the application of general principles of equity, (B) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and (C) the enforceability of any indemnification provision contained herein may be limited by applicable federal or state securities laws.

             (ii) Except as set forth on Section 4.1(c) of the Company Disclosure Schedule, the execution, delivery and performance of the Operative Documents by the Company do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not conflict with, or result in or constitute a violation of or default (a "Default") (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any party of the right to accelerate, terminate or cancel, any provision of (A) the Articles of Incorporation and Bylaws of the Company, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise or license to which the Company is a party or by which it or any of its properties or assets is bound (individually, a "Contractual Document" and collectively, the "Contractual Documents"), except any such Default or Defaults that, individually or in the aggregate under one such Contractual Document or several such Contractual Documents, would not have a Material Adverse Effect on the Company, or (C) subject to the governmental filings and other matters referred to in the following sentence, any judgment, Order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to the Company or its properties or assets, except any such Default that would not have a Material Adverse Effect on the Company. No Consent of any Governmental Entity or other Person, is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except where lack of such Consents would not have a Material Adverse Effect, and except for (A) the filing of the Merger Filings with and approval by the California Secretary of State with respect to the Merger as provided in the CCC and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, if any, and (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Section 4.1(c) of the Company Disclosure Schedule.

     (d)     MATERIAL CONTRACTS

     Section 4.1(d) of the Company Disclosure Schedule lists all currently effective written or oral contracts, agreements, leases, instruments or legally binding contractual commitments to which the Company is a party that meet any of the following criteria (each, a "Material Contract"):

             (i) any contract with a customer of the Company or with any entity that purchases goods or services from the Company for which requires future payment to the Company of $20,000 or more in any fiscal year of the Company;

             (ii) any contract for capital expenditures or the acquisition or construction of fixed assets requiring future payment by the Company of in excess of $20,000 in any fiscal year of the Company;

             (iii) any contract for the purchase or lease of goods or services (including without limitation, equipment, materials, software, hardware, supplies, merchandise, parts or other property, assets or services), requiring aggregate future payments by the Company in excess of $20,000 in any fiscal year of the Company;

             (iv) any contract relating to the borrowing of money or guaranty of indebtedness in excess of $20,000 in any fiscal year of the Company;

             (v) any collective bargaining or other arrangement with any labor union;

             (vi) any contract granting a first refusal, first offer or similar preferential right to purchase or acquire any of the Company's capital stock or assets;

             (vii) any contract limiting, restricting or prohibiting the Company from conducting business anywhere in the United States or elsewhere in the world or any contract limiting the freedom of the Company to engage in any line of business or to compete in any respects with any other Person;

             (viii)  any joint venture or partnership contract;

             (ix) contracts requiring future payments of $20,000 or more in any fiscal year of the Company;

             (x) any employment contract, severance agreement or other similar binding agreement or policy with any officer or director of the Company; and

             (xi) any contract (other than 'shrink-wrap,' 'click wrap' or similar contracts for widely distributed commercially available software) for or with exclusive arrangements for product distribution, development, marketing, branding or services, or software licenses.

     The Company has provided to Itron a true and complete copy of each Material Contract (and a written description of each oral Material Contract), including all amendments or other modifications thereto. Except as set forth on Section 4.1(d) of the Company Disclosure Schedule, to the Company's Knowledge, each Material Contract is a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject only to bankruptcy, reorganization, receivership or other laws affecting creditors' rights generally and general principles of equity (whether applied in an action at law or in equity). Except as set forth on Section 4.1(d) of the Company Disclosure Schedule, the Company has performed all obligations required to be performed by it under the Material Contracts and the Company is not in breach or default thereunder, except for breaches of and defaults under the Material Contracts that would not have a Material Adverse Effect on the Company. Neither the Company nor, to the Company's Knowledge, any other party to a Material Contract is in default thereunder, nor, to the Company's Knowledge, is there any event that with notice or lapse of time, or both, would constitute a default by the Company or, to the Company's Knowledge, any other party thereunder, except for such default under the Material Contracts that would not have a Material Adverse Effect on the Company.

     In addition, except as set forth on Section 4.1(d) of the Company Disclosure Schedule or as would otherwise not have a Material Adverse Effect on the Company, the Company has no:

             (xii) contracts with directors, officers, shareholders, employees, agents, consultants, advisors, salespeople, sales representatives, distributors or dealers that cannot be canceled by the Company within 30 days' notice without liability, penalty or premium, any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings, or any compensation agreement or arrangement affecting or relating to former employees of the Company;

             (xiii) notice, written or otherwise, that any party to a contract listed in Section 4.1(d) of the Company Disclosure Schedule intends to cancel, terminate or refuse to renew such contract (if such contract is renewable);

             (xiv) material dispute with any of its suppliers, customers, distributors, OEM resellers, licensors or licensees; or

             (xv) agreements or commitments to provide indemnification, other than pursuant to agreements with customers and vendors entered into in the ordinary course of business.

     (e)     INFORMATION SUPPLIED

     None of the information supplied or required to be supplied by the Company for inclusion or incorporation by reference in the registration statement will, at the time the Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty regarding information furnished or required to be furnished by or related to Itron.

     (f)     ABSENCE OF CERTAIN CHANGES OR EVENTS

     Except as disclosed in Section 4.1(f) of the Company Disclosure Schedule or as reflected or reserved against in the audited Financial Statements, since May 31, 2002, the Company has conducted its business in the ordinary course consistent with past practice, and there has not been:

             (i) any change, event or condition with respect to the Company that has had a Material Adverse Effect on the Company;

             (ii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of the Company's capital stock;

             (iii) (A) any granting or payment by the Company to any executive officer of the Company of any increase in compensation, bonus or similar payment, (B) any granting by the Company to any such executive officer of any increase in severance or termination pay, or (C) any entry by the Company into any employment, severance or termination agreement with any such executive officer, except, in each case in this subsection (iii), such grants or entries that would not have a Material Adverse Effect on the Company;

             (iv) any amendment, waiver or forgiveness of any material term of any outstanding equity or debt security of the Company;

             (v) any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company, except as contemplated by any employee benefit plans of the Company;

             (vi) any material damage, destruction or other property loss, whether or not covered by insurance; or

             (vii) any change in accounting methods, principles or practices by the Company, except insofar as may have been required by a change in GAAP.

     Furthermore, except as disclosed in Section 4.1(f) of the Company Disclosure Schedule, since May 31, 2002, to the Company's Knowledge, neither the Company nor any of its officers, directors or agents in their representative capacities on behalf of the Company have:

             (viii) taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business that would have a Material Adverse Effect on the Company;

             (ix) paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued or contingent) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Financial Statements or incurred in the ordinary course of business and consistent with past practice since May 31, 2002, or prepaid any material obligation having a fixed maturity of more than ninety (90) days from the date such obligation was issued or incurred;

             (x) permitted or allowed any of its material property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, institutional control, restriction or charge, except (A) conditional sales or similar security interests granted in connection with the purchase of equipment or supplies in the ordinary course of business, (B) assessments for current taxes not yet due and payable, (C) landlord's liens for rental payments not yet due and payable, and (D) mechanics', materialmens', carriers' and other similar statutory liens securing indebtedness that is in the aggregate less than $10,000, was incurred in the ordinary course of business or is not yet due and payable;

             (xi) written down the value of any inventory or written off as uncollectible any notes or accounts receivable, except for write-downs and write-offs that are in the aggregate less than $10,000, incurred in the ordinary course of business or consistent with past practice;

             (xii) sold, transferred or otherwise disposed of any of its material properties or assets (real, personal or mixed, tangible or intangible) with an aggregate net book value in excess of $5,000, except the sale of inventory in the ordinary course of business or consistent with past practice;

             (xiii) disposed of or permitted to lapse any rights to the use of any trademark, trade name, patent or copyright currently used to conduct the Company business, or disposed of or disclosed to any Person other than representatives of Itron any trade secret, formula, process or know-how not theretofore a matter of public knowledge, which was used to conduct the Company business;

             (xiv) made any single capital expenditure or commitment in excess of $20,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures in excess of $50,000 for additions to property, plant, equipment or intangible capital assets;

             (xv) received written notice of any other event or facts that could result in a Material Adverse Effect on the Business Condition of the Company; or

             (xvi) agreed, whether in writing or otherwise, to take any action described in this Section 4.1(f).

     (g)     BROKERS

     Except as set forth in Section 4.1(g) in the Company Disclosure Schedule, no broker, investment banker or other Person, is entitled to receive from the Company, or any party other than Itron, any investment banking, broker's, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby, including any fee for any opinion rendered by any investment banker based upon arrangements made by or on behalf of the Company or the Company Shareholders.

     (h)     LITIGATION

     Except as disclosed in Section 4.1(h) of the Company Disclosure Schedule,
(x) there is no claim, suit, action, proceeding or investigation pending or, to the Company's Knowledge, threatened against or affecting the Company that could have a Material Adverse Effect on the Company, and (y) there is no claim, suit, action, proceeding or investigation pending, or to the Company's Knowledge, threatened against the Company that could prevent or materially delay the ability of the Company to consummate the transactions contemplated by the Operative Documents, nor is there any judgment, decree, injunction, rule or Order of any Governmental Entity or arbitrator outstanding against the Company having any such effect. Except as disclosed in Section 4.1(h) of the Company Disclosure Schedule, there are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company is a party, which would have a Material Adverse Effect on the Company.

     (i)     FINANCIAL STATEMENTS

     Attached as Schedule 4.1(i) are the following financial statements: (i) unaudited statements of income, cash flow, and changes in shareholders' equity of the Company as of the close of fiscal year ended May 31, 2001; (ii) unaudited balance sheets of the Company as of May 31, 2001; (iii) audited statements of income, cash flow, and changes in shareholders' equity of the Company as of the close of the fiscal year ended May 31, 2002; (iv) audited balance sheets of the Company as of May 31, 2002; and (v) an unaudited interim statement of income of the Company for the period from June 1, 2002 to July 31, 2002. The financial statements in (i) through (v) in the preceding sentence are collectively referred to herein as the "Financial Statements". The Financial Statements described in clauses (iii) and (iv) of the foregoing sentence: (A) are in accordance with the books and records of the Company; (B) present fairly, in all material respects, the financial position of the Company as of the dates indicated and the results of operations for the periods covered; and (C) have been prepared in accordance with GAAP consistently applied (except for normal and customary year end adjustments and accompanying notes), and the Financial Statement described in clauses (i), (ii) and (v) of the foregoing sentence: (A) are in accordance with the books and records of the Company; (B) present fairly, in all material respects, the financial position of the Company as of the dates indicated and the results of operations for the periods covered; and (C) have been prepared in accordance with the Company's historic accounting practices consistently applied. The Company maintains and will continue to maintain standard systems of accounting established and administered in accordance with GAAP.

     (j)     TAXES

     Except  as set forth in Section 4.1(j) of the Company Disclosure Schedule:

             (i) the Company has timely filed with the appropriate Governmental Entities all material Tax Returns, required to be filed by or with respect to it (taking into account validly obtained extensions of time to file such Tax Returns) and has timely paid or deposited all Taxes which are required to be paid or deposited, and no other Taxes are due and payable by the Company with respect to items or periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or with respect to any period prior to the date of this Agreement;

             (ii) each of the Tax Returns filed by the Company is accurate, correct and complete in all material respects;

             (iii) the audited Financial Statements of the Company and, to the Company's Knowledge, the unaudited Financial Statements, reflect an adequate reserve for all Taxes payable by the Company for all taxable periods and portions thereof through the date of such Financial Statements whether or not shown as being due on any Tax Returns;

             (iv) there are no actions, suits, investigations, audits or claims by any Governmental Entity in progress relating to the Company, nor has the Company received any notice in writing from any Governmental Entity that it intends to conduct such an audit or investigation nor, to the Company's Knowledge, based on personal contact with such Governmental Entity, does a Governmental Entity intend to conduct such an audit or investigation;

             (v) the Company is not subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Entity with respect to Taxes;

             (vi) there are no tax liens upon any assets of the Company, except liens arising as a matter of law relating to current Taxes not yet due;

             (vii) Except as set forth in Section 4.1(j) of the Company Disclosure Schedule, no audit report has been issued prior to the date of this Agreement (or otherwise with respect to any audit or investigation in progress) relating to Taxes due from or otherwise with respect to the Company;

             (viii) the Company has delivered to Itron true and complete copies of (A) any audit reports issued prior to the date of this Agreement relating to Taxes due from or with respect to the Company, and (B) and all Tax Returns for all taxable periods with respect to the Company since fiscal 1998;

             (ix) all material Taxes that the Company has been or is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid over to the appropriate Governmental Entities;

             (x) the Company has not extended the time (A) within which to file any Tax Return, which Tax Return has not since been filed, or (B) for the assessment or collection of Taxes, which Taxes have not since been paid;

             (xi) the Company has not granted to any Person any power of attorney with respect to any Tax matter;

             (xii) the Company (A) is not nor has it been a member of any "affiliated group" within the meaning of Section 1504 of the Code or any similar group defined under a similar provision law that filed or was required to file a consolidated, combined or unitary Tax Return, or (B) does not have any liability for the Taxes of any Person (other than the Company) under Treasury Regulations
Section 1.1502-6 (or any similar provision of law);

             (xiii) Except as set forth in Section 4.1(j) of the Company Disclosure Schedule, the Company has not: (A) agreed or requested permission to, nor is it required to, make any adjustments pursuant to Section 481(a) of the Code (or any predecessor provision thereof or similar provision of Law), nor has the IRS or any other Governmental Entity proposed any such adjustment; (B) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code); (C) made any payment or payments, is not obligated to make any payment or payments, nor is a party to (or participating employer in) any agreement or Employee Benefit Plan that could obligate it or Itron to make any payment or payments that (without regard to any payments to be made by Itron pursuant to its separate negotiations with employees of the Company) would constitute an "excess parachute payment," as defined in Section 280G of the Code (or any comparable provision of foreign, state or local law); or that would otherwise not be deductible under Section 162 or 404 of the Code; (D) been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (E) executed, become subject to, or entered into any closing agreement pursuant to Section 7121 of the Code or any similar or predecessor provision thereof under the Code or other Tax law;
(F) incurred or assumed any liability for the Taxes of any person; (G) been either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a distribution of stock intended to qualify for gain or income non-recognition under Section 355 of the Code;

             (xiv) the Company has never had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country;

             (xv) the Company has not made an election with respect to Taxes which has not been provided to Itron;

             (xvi) the Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code;

             (xvii) no claim has been made in writing by a Governmental Entity in a jurisdiction where the Company does not file a Tax Return to the effect that the Company is or may be subject to taxation by that jurisdiction, nor, to the Company's Knowledge, based on personal contact with such Governmental Entity, has such a non-written claim been made to such effect by a Governmental Entity; and

             (xviii) the Company is not a party to, bound by or obligated under any allocation, indemnity, sharing or similar contract or arrangement (whether or not written) with respect to Taxes.

     (k)     COMPLIANCE WITH LAWS

     Except as set forth on Section 4.1(k) of the Company Disclosure Schedule, the Company holds all permits, licenses, variances, exemptions, Orders, franchises and approvals of all Governmental Entities that are required for the operation of the business of the Company as presently conducted and the ownership, operation, lease and holding by the Company of its respective properties and Assets (the "Company Permits"), except where the failure to hold such Company Permits would not have a Material Adverse Effect on the Company. To the Company's Knowledge, the Company is in material compliance with the terms of the Company

Permits and has not violated, failed to comply with, or received any written notice of any alleged violation of or failure to comply with, any statute, law, ordinance, regulation, rule, permit or Order of any Governmental Entity, any arbitration award or any judgment, decree or Order of any court or other Governmental Entity, applicable to the Company or its business, assets or operations.

     (l)     INTELLECTUAL PROPERTY

     Except as set forth on Section 4.1(l) of the Company Disclosure Schedule:

             (i) The Company owns or has other rights (which may be rights granted under one or more licenses) in and to, the following as required to conduct its business as now conducted and as proposed to be conducted in any written materials furnished by the Company to Itron: all products, tools, computer programs, specifications, source code, object code, graphics, devices, techniques, algorithms, methods, processes, procedures, packaging, trade dress, formulae, drawings, designs, improvements, discoveries, concepts, user interfaces, software, "look and feel," development and other tools, content, inventions (whether or not patentable or copyrightable and whether or not reduced to practice), designs, logos, themes, know-how, concepts and other technology that are now or currently are proposed in any written materials furnished by the Company to Itron to be, developed, produced, used, marketed or sold by the Company (collectively, the "Technology-Related Assets") with rights therein sufficient and necessary to operate its business as now conducted and as proposed to be conducted (the "Company Intellectual Property Rights"), which include, without limitation, the items set forth on Section 4.1(l)(i) of the Company Disclosure Schedule. Set forth on Section 4.1(l)(i) of the Company Disclosure Schedule is a true and complete list of the registered intellectual property of the Company (the "Company Intellectual Property Registrations").

             (ii) Section 4.1(l)(ii) of the Company Disclosure Schedule sets forth a list of all Technology Related Assets developed, produced, marketed or sold by the Company during the two years prior to the date of this Agreement, together with all prior versions, predecessors or precursors to such Technology Related Assets (collectively, the "Products"). Solely to the extent that the following are subject to proprietary rights protection pursuant to applicable law, the Company owns all right, title and interest in and to the following (except for any Third Party Technologies (as defined in Section 4.1(l)(iii)), free and clear of all encumbrances: (A) the Products, together with any and all codes, techniques, software tools, formats, designs, user interfaces, and content related thereto; (B) any and all updates, enhancements, corrections, modifications, improvements and new releases related to the items set forth in clause (A) above; (C) any and all technology and work in progress related to the items set forth in clauses (A) and (B) above; and (D) all inventions, discoveries, processes, designs, trade secrets, know-how and other confidential or proprietary information related to the items set forth in clauses (A), (B), and (C) above (collectively, the "Technology"). The Technology, excluding the Third Party Technologies (as defined below), is sometimes referred to herein as the "Company Technology."

             (iii) Section 4.1(l)(iii) of the Company Disclosure Schedule sets forth a list of all Technology included in or distributed with the Company's Products for which the Company does not own all right, title and interest (collectively, the "Third Party Technologies"), and all license agreements and other contracts pursuant to which the Company has the right to use Third Party Technologies, other than commercially available third-party Application Software (as defined below), used by the Company, or intended or necessary for use by the Company, with the Company Technology (such license agreements and other contracts, the "Third Party Licenses"), indicating, with respect to each of the Third Party Technologies listed therein, the owner thereof and the Third Party License applicable thereto. The Company has the lawful right to use, (subject to all restrictions expressly set forth in the Third Party Licenses) (A) all Third Party Technology that is incorporated in or used in the development or production of the Company Technology and (B) all other Third Party Technology necessary for the conduct of the Company's business as now conducted and as proposed to be conducted in any written materials furnished by the Company to Itron. Neither the Company nor, to the Company's Knowledge, any other party thereto is in default under any such third-party license, nor to the Company's Knowledge has there occurred any event or circumstance that with notice or the passage of time or both would constitute a default or event of default on the part of the Company or, to the Company's Knowledge, any other party thereto or give to any other party thereto the right to terminate or modify any Third Party License. The Company has not received notice that any party to any Third Party License intends to cancel, terminate, suspend or refuse to renew (if renewable) such Third Party License or to exercise or decline to exercise any option or right thereunder. As used herein, "Application Software" shall mean third-party software applications designed for use by end users and not included in or distributed with the Products; including, without limitation, end-user applications such as word processing and spreadsheet software, as well as operating system software for workstations and networks.

             (iv) The Company has not conducted its business, and has not used or enforced (or, to the Company's Knowledge, failed to use or enforce) the Company Intellectual Property Rights, in a manner that would result in the abandonment, cancellation or unenforceability of any item of the Company Intellectual Property Rights, and the Company has not taken (or, to the Company's Knowledge, failed to take) any action that would result in the forfeiture or relinquishment of any Company Intellectual Property Rights or Company Intellectual Property Registrations, in each case where such abandonment, cancellation, unenforceability, forfeiture or relinquishment would have a Material Adverse Effect on the Company. Except as set forth in Section 4.1(l)(iv) of the Company Disclosure Schedule, the Company has not granted to any third party any rights or permissions to use any of the Technology or the Company Intellectual Property Rights. Except pursuant to a written nondisclosure agreement set forth in Section 4.1(i)(ix) of the Company Disclosure Schedule,
(A) no third party has received any confidential information relating to the Technology or the Company Intellectual Property Rights and (B) the Company is not under any contractual or other obligation to disclose to any third party any Company Technology.

             (v) (A) The Company has not received any notice or claim (whether written, oral or otherwise) challenging the Company's ownership or rights in the Company Technology or the Company Intellectual Property Rights or claiming that any other Person has any legal or beneficial ownership with respect thereto; (B) all the Company Intellectual Property Rights are legally valid and enforceable without any material qualification, limitation or restriction on their use, and the Company has not received any notice or claim (whether written, oral or otherwise) challenging the validity or enforceability of any of the Company Intellectual Property Rights; and (C) to the Company's Knowledge, no other Person is infringing or misappropriating any part of the Company Intellectual Property Rights or otherwise making any unauthorized use of the Company Technology.

             (vi) Except as set forth in Section 4.1(l)(vi) of the Company Disclosure Schedule, (A) the conduct of the business of the Company as now conducted does not, to the Company's Knowledge, infringe, violate or interfere with or constitute an misappropriation of any copyright, trade secret, trademark or U.S. patent of any Person, and there have been no claims made with respect thereto; and (B) the use of any of the Company Intellectual Property Rights in the Company's business does not infringe, violate or interfere with or constitute an appropriation of any copyright, trademark, trade secret or U.S. Patent of any other person or entity, and there have been no claims made with respect thereto. Except as set forth in Section 4.1(l)(iii) of the Company Disclosure Schedule, the consummation of the transactions contemplated hereby will not result in the loss or impairment of any Company Intellectual Property Rights.

             (vii) (A) Except as set forth on Section 4.1(l) of the Company Disclosure Schedule, the Company has not disclosed any source code regarding the Technology to any Person other than an employee or a consultant of the Company except pursuant to a written nondisclosure agreement as set forth in Section 4.1(l)(ix) of the Company Disclosure Schedule or an independent contractor subject to a written nondisclosure agreement; (B) the Company has at all times maintained and diligently enforced commercially reasonable procedures to protect all confidential information relating to the Technology; (C) neither the Company nor any escrow agent is under any contractual or other obligation to disclose the source code or any other proprietary information included in or relating to the Technology; and (D) the Company has not deposited any source code relating to the Technology into any source code escrows or similar arrangements. If, as disclosed on Section 4.1(l)(viii) of the Company Disclosure Schedule, the Company has deposited any source code to the Technology into source code escrows or similar arrangements, no event has occurred that has or could reasonably form the basis for a release of such source code from such escrows or arrangements.

             (viii) Section 4.1(l)(viii) of the Company Disclosure Schedule sets forth a list of all Internet domain names used by the Company in its business (collectively, the "Domain Names"). The Company has, and after the Effective Time of the Merger the Surviving Corporation will have, a valid registration and all material rights (free of any material restriction) in and to the Domain Names, including, without limitation, all rights necessary to continue to conduct the Company's business as it is currently conducted.

             (ix) None of the Company's officers, employees, consultants, distributors, agents, representatives or advisors has entered into any agreement relating to the Company's business regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant with any Person other than the Company.

             (x) Except as set forth in Section 4.1(l)(x) of the Company Disclosure Schedule, no Public Software forms part of the Technology-Related Assets or was or is used in connection with the development of any Technology-Related Assets, incorporated in whole or in part, or has been distributed, in whole or in part, in conjunction with any Technology-Related Assets.

             (xi) Except as set forth in Section 4.1(l)(xi) of the Company Disclosure Schedule, no Public Software forming part of the Technology-Related Assets is software that requires as a condition of use, modification and/or distribution of such software that other software distributed with such software: (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no charge.

     (m)     NO DEFAULT

     The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of: (i) its Articles of Incorporation and Bylaws; (ii) any Material Agreement or Contractual Document, except any such defaults or violations that would not have a Material Adverse Effect on the Company; or (iii) any Order, writ, injunction, decree, statute, rule or regulation applicable to the Company, except any such defaults or violations that would not have a Material Adverse Effect on the Company. Section 4.1(m) of the Company's Disclosure Schedule sets forth, to the Company's Knowledge, all such defaults and violations as described in subsections (i),
(ii), and (iii) set forth above.

     (n)     TRANSACTIONS WITH AFFILIATES

     Except as set forth in Section 4.1(n) of the Company Disclosure Schedule, since October 31, 2001, the Company has not purchased, leased or otherwise acquired any material property or assets or obtained any material services from, or sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered as a director, officer or employee of the Company in the ordinary course), (i) any employee of the Company, (ii) any Company Shareholder,
(iii) any Person, firm or corporation that directly or indirectly controls, is controlled by or is under common control with or by the Company or any officer, director or employee of the Company, or (iv) any member of the immediate family of any of the foregoing Persons.

     (o)     EMPLOYEE BENEFIT MATTERS

             (i) Employee Benefit Plan Listing. Section 4.1(o) of the Company Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans. The Company does not have any agreement, arrangement, commitment or obligation, whether formal or informal, whether written or unwritten and whether legally binding or not, to create, enter into or contribute to any additional Employee Benefit Plan, or to modify or amend any existing Employee Benefit Plan, except to the extent such modification or amendment is required to be made in order to comply with applicable laws or to retain the tax-qualified or tax-favored status of an Employee Benefit Plan that intends to have such status. There has been no amendment, interpretation or other announcement (written or oral) by the Company or any other Person relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or together with other such items or events, could materially increase the expense of maintaining such Employee Benefit Plan (or the Employee Benefit Plans taken as a whole) above the level of expense incurred with respect thereto for the most recent fiscal year included in the Financial Statements. The terms of each Employee Benefit Plan permit the Company to amend or terminate such Employee Benefit Plan at any time and for any reason without penalty and without material liability or expense. None of the rights of the Company under any Employee Benefit Plan will be impaired in any way by this Agreement or the consummation of the transactions contemplated by this Agreement.

             (ii) Documents Provided. The Company has delivered to Itron true, correct and complete copies (or, in the case of unwritten Employee Benefit Plans, descriptions) of all Employee Benefit Plans (and all amendments thereto), along with, to the extent applicable to the particular Employee Benefit Plan, copies of the following: (A) the last three annual reports (Form 5500 series) filed with respect to such Employee Benefit Plan; (B) all summary plan descriptions, summaries of material modifications and all employee manuals or communications filed or distributed with respect to such Employee Benefit Plan during the last three years; (C) all contracts and agreements currently in effect (and any amendments thereto) relating to such Employee Benefit Plan, including, without limitation, trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements; (D) the most recent determination letter issued by the IRS with respect to such Employee Benefit Plan; (E) all written communications relating to the amendment, creation or termination of such Employee Benefit Plan, or an increase or decrease in benefits, acceleration of payments or vesting or other events that could result in liability to the Company since the date of the most recently completed and filed annual report; (F) all correspondence that has been exchanged within the last three years with any governmental entity or agency relating to such Employee Benefit Plan; (G) samples of all administrative forms currently in use, including, without limitation, all COBRA and HIPAA forms and notices; (H) all coverage, nondiscrimination, top heavy and Code Section 415 tests performed with respect to such Employee Benefit Plan for the last three years; and (I) the most recent registration statement, annual report (Form 11-K) and prospectus prepared in connection with such Employee Benefit Plan.

             (iii) Compliance. With respect to each Employee Benefit Plan: (A) such Employee Benefit Plan is, and at all times since inception has been, maintained, administered, operated and funded in all material respects in compliance with its terms and all applicable requirements of all applicable laws, statutes, Orders, rules and regulations, including, without limitation, ERISA, COBRA, HIPAA and the Code; (B) the Company and all other Persons (including, without limitation, all fiduciaries) have, at all times, properly performed all of their duties and obligations (whether arising by operation of law or by contract) under or with respect to such Employee Benefit Plan, including, without limitation, all reporting, disclosure and notification obligations; (C) neither the Company nor any fiduciary of such Employee Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable law; (D) no transaction or event has occurred or is threatened or about to occur (including any of the transactions contemplated in or by this Agreement) that constitutes or could constitute a prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code for which an exemption is not available; and
(E) the Company has not incurred, and there exists no condition or set of circumstances in connection with which the Company, the Combination Company, the Surviving Corporation or Itron could incur, directly or indirectly, any material liability or expense (except for routine contributions and benefit payments) under ERISA, the Code or any other applicable law, statute, order, rule or regulation, or pursuant to any indemnification or similar agreement, with respect to such Employee Benefit Plan.

             (iv) Qualification. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is, and at all times since inception has been, so qualified and its related trust is, and at all times since inception has been, exempt from taxation under Section 501(a) of the Code. Each such Employee Benefit Plan either (A) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Employee Benefit Plan's qualified status under the Code, as amended by the Tax Reform Act of 1986 and all subsequent legislation, or (B) has remaining a period of time under the Code or applicable Treasury regulations or IRS pronouncements in which to apply to the IRS for such a letter and to make any amendments necessary to obtain such a letter from the IRS. No fact exists or is reasonably expected by the Company to arise, that could adversely affect the qualification or exemption of any such Employee Benefit Plan or its related trust. No such Employee Benefit Plan is a "top-heavy plan," as defined in Section 416 of the Code.

             (v) Contributions, Premiums and Other Payments. All contributions, premiums and other payments due or required to be paid to (or with respect to) each Employee Benefit Plan have been timely paid, or, if not yet due, have been accrued as a liability on the Financial Statements. All income taxes and wage taxes that are required by law to be withheld from benefits derived under the Employee Benefit Plans have been properly withheld and remitted to the proper depository.

             (vi) Related Employers. The Company is not, and has never been, a member of (A) a controlled group of corporations, within the meaning of
Section 414(b) of the Code, (B) a group of trades or businesses under common control, within the meaning of Section 414(c) of the Code, (C) an affiliated service group, within the meaning of Section 414(m) of the Code, or (D) any other group of Persons treated as a single employer under Section 414(o) of the Code.

             (vii) Multiemployer, Defined Benefit and Money Purchase Pension Plans and Multiple Employer Welfare Arrangements. The Company does not sponsor, maintain or contribute to, and has never sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (A) a multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or 414(f) of the Code, (B) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code, (C) an employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code,
Section 302 of ERISA or Title IV of ERISA, (D) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA or (E) a voluntary employees' beneficiary association within the meaning of Section 501(c)(9) of the Code.

             (viii) Post-Employment Benefits. Neither the Company nor any Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) post-employment or post-termination benefits of any kind, including, without limitation, death and medical benefits, with respect to any current or former officer, employee, agent, director or independent contractor of the Company, other than (A) continuation coverage mandated by Sections 601 through 608 of ERISA and Section 4980B(f) of the Code, (B) retirement benefits under any Employee Benefit Plan that is qualified under Section 401(a) of the Code, and (C) deferred compensation that is accrued as a current liability on the Financial Statements.

             (ix) Suits, Claims and Investigations. There are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor, to the knowledge of the Company, is there a basis for any such action, suit or claim. No Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by the IRS, the DOL or any other governmental entity or agency, and, to the knowledge of the Company, no such action is contemplated or under consideration by the IRS, the DOL or any other governmental entity or agency.

             (x) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, will (a) entitle any individual to severance pay, unemployment compensation or any other payment from the Company, the Combination Company, the Surviving Corporation, Itron or any Employee Benefit Plan, (b) otherwise increase the amount of compensation due to any individual or forgive indebtedness owed by any individual, (c) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan, or (d) require the Company, the Combination Company, the Surviving Corporation or Itron to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual.

     (p)     EMPLOYMENT MATTERS

     Except as disclosed in Section 4.1(p) of the Company Disclosure Schedule:

             (i) the Company is not engaged in any unfair labor practice and has no liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of law;

             (ii) there is no labor strike, dispute, slowdown or stoppage pending or, to the Company's Knowledge, threatened against or affecting the Company, and the Company has not experienced any work stoppage or other labor difficulty since its incorporation;

             (iii) to the Company's Knowledge, no organizational efforts are presently being made or threatened by or on behalf of any labor union with respect to employees of the Company;

             (iv) each employee, officer and consultant of the Company has executed a nondisclosure agreement in the form provided to Itron, and to the Company's Knowledge, no employee (or Person performing similar functions) of the Company is in violation of any such agreement or any employment agreement, noncompetition agreement, patent disclosure agreement, invention assignment agreement, proprietary information agreement or other contract or agreement relating to the relationship of such employee with the Company or any other party;

             (v) the Key Employees and the Technology Employees, as identified on Schedule 4.1(p), are the only employees of the Company with access to and knowledge of the confidential, proprietary components of the Technology Related Assets, and the Company has not retained consultants or independent contractors with access to confidential, proprietary components of the Technology Related Assets who were not at such time employees of the Company. Except for the Key Employees, no departure of any employee or employees of the

Company could reasonably be expected to cause a Material Adverse Effect on the Company, the Surviving Corporation or Itron; and

             (vi) all employees of the Company are employed on an "at will" basis, and, to the Company's Knowledge, are eligible to work and are lawfully employed in the United States.

     (q)     ENVIRONMENTAL MATTERS

     The business and operations of the Company are being conducted in compliance in all material respects with all limitations, restrictions, standards and requirements established under all environmental laws, and no facts or circumstances exist that impose, or, to the Company's Knowledge, with the passage of time, notice, cessation of operations or otherwise will impose, on the Company an obligation under environmental laws to conduct any removal, remediation or similar response action, at present or in the future.

     (r)     TITLE TO AND CONDITION OF PROPERTIES

     Except for liens or restrictions that would not have a Material Adverse Effect on the Company, the Company has title to all of the Assets, free and clear of any material liens or restrictions that would preclude their current use, except: (i) liens of current taxes and assessments not yet delinquent; (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to materialmen, warehousemen and the like; (iii) leased assets; and (iv) matters disclosed in Section 4.1(r) of the Company's Disclosure Schedule. The Company does not own any real property and has a valid leasehold interest in its Leased Premises. The Company has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. The Company's offices, facilities and other structures and the Company's personal property are materially adequate for the uses to which they are being put and, to the Company's Knowledge, there are no applicable adverse zoning, building or land use codes or rules, ordinances, regulations or other restrictions relating to zoning or land use that currently or may prospectively prevent, or cause the imposition of material fines or penalties as the result of, the use of all or any portion of the real property for the conduct of the business as presently conducted. The Company has received all necessary approvals with regard to occupancy of the real property. The Company has delivered to Itron true and complete copies of all leases, subleases, rental agreements, contracts for sale, tenancies or licenses relating to the real property and personal property.

     (s)     UNDISCLOSED LIABILITIES

     Except as set forth on the Company Disclosure Schedule (and other than those directly incurred in connection with the execution of this Agreement), at the date of the most recent unaudited Financial Statements of the Company, the Company had not, and since such date the Company has not, incurred (except in the ordinary course of business), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), required by

GAAP to be set forth on a financial statement or in the notes thereto or which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

     (t)     INSURANCE

     Section 4.1(t) of the Company Disclosure Schedule accurately lists in reasonable detail all material insurance policies maintained by the Company. The Company maintains commercially reasonable levels of (a) insurance on its property (including leased premises) that insures against loss or damage by fire or other casualty and (b) insurance against liabilities, claims and risks of a nature and in such amounts as are normal and customary in the Company's industry for companies of similar size and financial condition. All insurance policies of the Company are in full force and effect, all premiums with respect thereto covering all periods up to and including the date this Agreement have been paid, and no notice of cancellation or termination has been received with respect to any such policy or binder.

     (u)     ABSENCE OF QUESTIONABLE PAYMENTS

     Neither the Company nor, to the Company's Knowledge, any director, officer, agent or employee has used any Company funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to domestic or foreign government officials or others. Neither the Company nor, to the Company's Knowledge, any current director, officer, agent or employee has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. The Company has at all times complied, and is in compliance, in all respects with the Foreign Corrupt Practices Act and all foreign laws and regulations relating to prevention of corrupt practices and similar matters. The Company has not received any notice that any transaction was improper or unlawful within the meaning of this Section 4.1(u).

     (v)     BANK ACCOUNTS

     Section 4.1(v) of the Company Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

     (w)     GOVERNMENT CONTRACTS

     The Company has never been, nor, to the Company's Knowledge, as a result of the consummation of the transactions contemplated by this Agreement will it be, suspended or debarred from bidding on contracts or subcontracts for any agency of the United States government or any foreign government, nor to the Company's Knowledge has such suspension or debarment been threatened or action for suspension or debarment been commenced.

     (x)     ORDERS; COMMITMENTS; WARRANTIES AND RETURNS

     Schedule 4.1(x) attached hereto contains an accurate summary as of June 1, 2001 and as of May 31, 2002 of the Company's total backlog (including all accepted and unfulfilled service contracts). All such sale and purchase commitments were made in the ordinary course of business. Section 4.1(x) of the Company Disclosure Schedule sets forth the warranties of the Company currently made with respect to its business, products and services, and current policies with respect to returns of products in the course of the Company's conduct of the business. Except as set forth on Section 4.1(x) of the Company Disclosure Schedule, the Company has not made any express warranties in connection with the sale of its products and services. Claims against the Company for warranty costs (individually or in the aggregate) with respect to products and services during each of the last three fiscal years did not exceed $20,000 and there are no outstanding or, to the Knowledge of the Company, threatened claims for any such warranty costs that would exceed $10,000 (individually or in the aggregate). As used above, the term "warranty costs" shall mean costs and expenses associated with correcting, returning or replacing defective or allegedly defective products or services, whether such costs and expenses arise out of claims sounding in warranty, contract, tort or otherwise.

     (y)     ACCOUNTS RECEIVABLE

     All accounts receivable of the Company reflected in the audited balance sheet dated May 31, 2002 included in the Financial Statements ("Accounts") represent amounts due for services performed or sales actually made in the ordinary course of business and properly reflect the amounts due as of May 31, 2002. The bad debt reserves and allowances reflected in the May 31, 2002 balance sheet will be adequate. All Accounts existing and remaining unpaid at the time of Closing will be fully collectible by Itron using commercially reasonable collection efforts in the ordinary course of business, other than as reflected on the bad debt reserves on the May 31, 2002 balance sheet. In the event any of the Accounts are not collected within 180 days of the Closing Date and in the event the Company Shareholders are requested to and do indemnify Itron for any losses from all or any portion of such uncollected Accounts, then Itron shall cause the Company to transfer to the Shareholders' Representatives for the benefit of the Company Shareholders any uncollected Accounts so indemnified, and the Shareholders' Representatives shall be free to pursue collection of such Accounts in a manner that is nondisruptive to the operation of the business of Itron, but at all times in coordination with Itron.

4.2  REPRESENTATIONS AND WARRANTIES OF ITRON AND THE COMBINATION COMPANY

     Itron and the Combination Company each represents and warrants to, and agrees with, the Company as herein set forth below. Such representations and warranties shall be deemed to be made as of the date hereof and as of the Closing Date. Disclosure of an item in response to one section of this Agreement shall constitute disclosure and response to every section of this Agreement, notwithstanding the fact that no express cross reference is made.

     (a)     ORGANIZATION; STANDING AND POWER

     Itron and the Combination Company are each respectively corporations duly organized and validly existing under the laws of the State of Washington and the State of California. The Combination Company is in good standing under the laws of the State of California, and Itron is duly qualified to do business and is licensed as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually, or in the aggregate) would not have a Material Adverse Effect on Itron. Each of Itron and the Combination Company has the requisite corporate power and authority to own, operate and lease its properties and assets, to carry on its respective business as now being conducted and as currently proposed to be conducted, and to enter into and perform its obligations under the Operative Documents to which Itron or the Combination Company is a party, and to consummate the transactions contemplated hereby and thereby. The Combination Company was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date of this Agreement, except for obligations or liabilities incurred in connection with the transactions contemplated hereby, the Combination Company has no material assets or liabilities of any type.

     (b)     ITRON COMMON SHARES; COMBINATION COMPANY CAPITAL STRUCTURE

     Any shares of Itron Common Shares to be issued as Merger Consideration pursuant to the terms of this Agreement will have been adequately reserved and will, when issued, be validly issued, fully paid and non-assessable and not subject to preemptive or other similar rights. Such shares of Itron Common Shares will, upon the effectiveness of a registration statement filed with the SEC, be approved for trading on Nasdaq. The authorized capital stock of the Combination Company consists of One Thousand (1,000) shares of common stock, $.001 par value, and no shares of preferred stock. As of the date of this Agreement, One Thousand (1,000) shares of the Combination Company's common stock are issued and outstanding in the name of Itron, and no other shares of capital stock of the Combination Company are issued and outstanding. All outstanding shares of capital stock of the Combination Company are validly issued, fully paid and nonassessable and not subject to preemptive or other similar rights.

     (c)     AUTHORITY; NON-CONTRAVENTION

             (i) The Board of Directors of Itron and the Combination Company, respectively, have approved the Merger and the Operative Documents to which they are a party and determined the Merger and the Operative Documents to which they are a party to be in the best interests of Itron and the Combination Company and their respective shareholders. Itron and Combination Company, respectively, have the requisite corporate power and authority to enter into the Operative Documents to which they are a party and to consummate the transactions contemplated hereby. The execution and delivery of the Operative Documents to which they are a party by Itron and the Combination Company and the consummation by Itron and Combination Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Itron and Combination Company, respectively. The Operative Documents to which Itron and the Combination Company are a party have been duly and validly executed and delivered by Itron and the Combination Company and constitute valid and binding obligations of Itron and the Combination Company, respectively, enforceable against Itron and the Combination Company in accordance with their terms, except that (x) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally and the application of general principles of equity, (y) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and (z) the enforceability of any indemnification provision contained herein may be limited by applicable federal and state securities laws.

             (ii) The execution, delivery and performance of the Operative Documents by Itron do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof will not, conflict with, or result in or constitute a violation of or any default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any party of the right to accelerate, terminate or cancel or give rise to a right of termination, cancellation or acceleration with respect to (x) the Articles of Incorporation or the Bylaws of Itron or the Combination Company or any provision of the comparable organizational documents of any of their respective subsidiaries, (y) any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise or license to which Itron is a party or by which it or any of its properties or assets is bound, except any such violation or default that, individually or in the aggregate, would not have a Material Adverse Effect on Itron, or (z) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to Itron or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (y), for any immaterial defaults, conflicts or violations. No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person is required by or with respect to Itron or any of its subsidiaries in connection with the execution and delivery of this Agreement by Itron or the consummation by Itron of the transactions contemplated hereby, except for the filing with the

SEC of (A) any registration statement in connection with the earnout under
Section 3.2, and (B) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Merger Filings with and approval by the California Secretary of State with respect to the Merger as provided in the CCC and appropriate documents with the relevant authorities of other states in which Itron and the Combination Company are qualified to do business and such other consents, approvals, Orders, authorizations, registrations, declarations and filings as may be required under the "takeover" or "blue sky" laws of various states and such other consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a Material Adverse Effect on Itron and its subsidiaries, taken as a whole, and (iv) any filings required by Nasdaq or the NASD. No vote of the shareholders of Itron is necessary or required to approve or consummate any of the transactions contemplated hereby. The affirmative vote of Itron, as the sole shareholder of Combination Company, is the only vote of the holders of any class or series of capital stock of the Combination Company necessary to approve the transaction contemplated hereby.

     (d)     INFORMATION SUPPLIED

     None of the information supplied or required to be supplied by Itron or the Combination Company for inclusion or incorporation by reference in any registration statement in connection with the earnout under Section 3.2will, at the time the registration statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Itron makes no representation or warranty regarding information furnished or required to be furnished by or related to the Company.

     (e)     BROKERS

     Itron has not employed any broker, investment banker or other Person entitled to receive any investment banking, broker's, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby, including any fee for any opinion rendered by any investment banker.

     (f)     NO IMPLIED WARRANTIES

     Itron makes the specific representations and warranties contained in this Agreement; there are no implied representations or warranties. This Agreement and the Exhibits and Schedules hereto, taken as a whole, do not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein as to Itron not misleading.

     (g)     LITIGATION.

     There is no claim, suit, action, proceeding or investigation pending or, to Itron's Knowledge, threatened against or affecting Itron or any of its subsidiaries that could have a Material Adverse Effect on Itron and its subsidiaries, and there is no claim, suit, action, proceeding or investigation pending, or to Itron's Knowledge, threatened against Itron or the Combination Company that could prevent or materially delay the ability of Itron or the Combination Company to consummate the transactions contemplated by the Operative Documents, nor is there any judgment, decree, injunction, rule or Order of any Governmental Entity or arbitrator outstanding against Itron or the Combination Company having any such effect.

                                   ARTICLE V.
                            COVENANTS OF THE COMPANY

     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the Company agrees (except as expressly contemplated by this Agreement or with Itron's prior written consent (with e-mail consent deemed sufficient for such purposes), which will not be unreasonably withheld or delayed) that:

5.1  CONDUCT OF BUSINESS

     The Company shall carry on its business in the usual and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers, consultants, and employees, and preserve its relationships with customers, suppliers, distributors and others having business dealings with it. The Company shall not:

     (a) grant any severance, termination pay, bonus or similar payment to any officer, director or any employee of the Company, except as contemplated by
Section 5.10;

     (b) commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where the Company in good faith determines that failure to commence suit would result in a material impairment of a valuable aspect of the Company's business, or (iii) for a breach of this Agreement;

     (c) enter into one or more agreements, contracts, or commitments that extend for a period of greater than one (1) year beyond the date of this Agreement or that obligate the Company to pay aggregate gross amounts in excess of $25,000, except for (i) purchases in the ordinary course of business or draw-downs from the Company's existing revolving credit facility with Union Bank, or (ii) agreements, contracts, or commitments between the Company and its customers;

     (d) except in the ordinary course of business consistent with past practice, enter into one or more agreements, contracts, or commitments with customers, that extend for a period of greater than one (1) year beyond the date of this Agreement or that may produce for the Company proceeds to the Company in amounts in excess of $50,000;

     (e) fail, except for adequate replacement policies, to maintain in full force and effect each insurance policy listed on Section 4.1(t) of the Company's Disclosure Schedule; or

     (f)     make any capital expenditures in excess of $25,000.

5.2  DIVIDENDS; CHANGES IN CAPITAL STOCK

     The Company shall not: (i) declare or pay any dividends on or make any other distributions in respect to any of its capital stock; (ii) split, combine, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution of shares of its capital stock.

5.3  ISSUANCE OF SECURITIES

     The Company shall not issue, deliver, or sell, or authorize, propose, or agree or commit to the issuance, delivery, or sale of any shares of its capital stock of any class, any securities convertible into its capital stock or, any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character obligating it to issue any such shares, or other convertible securities; provided, however, nothing herein shall prevent the Company from issuing Company Common Stock on the valid exercise of any existing option or warrant to purchase Company Common Stock.

5.4  GOVERNING DOCUMENTS

     The Company shall not amend its Articles of Incorporation or Bylaws.

5.5  NO ACQUISITIONS

     The Company shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof.

5.6  NO DISPOSITIONS

     The Company shall not sell, lease, license, transfer, mortgage, encumber, or otherwise dispose of any of its assets or cancel, release, or assign any indebtedness or claim, except in the ordinary course of business or in amounts that are not material to the Business Condition of the Company.

5.7  INDEBTEDNESS

     The Company shall not incur any indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise, except in the ordinary course of business or in amounts that are not material to the Business Condition of the Company; provided, however, that nothing in this Section 5.7 shall be interpreted to prohibit borrowing by the Company pursuant to its existing lines of credit.

5.8  CLAIMS

     The Company shall not settle any proceeding, except in the ordinary course of business or in amounts that are not material, individually or in the aggregate, to the Business Condition of the Company.

5.9  OTHER ACTIONS

     The Company shall not take any action that would cause or constitute a material breach of any of the representations and warranties set forth in
Section 4 or that would cause any of such representations and warranties to be inaccurate in any material respect.

5.10 TRANSACTIONS WITH EMPLOYEES

     Notwithstanding anything in this Article V to the contrary, the Company may enter into Employee Agreements with the Company Employees to the effect that the Company Employees will, pursuant to stock grants and/or the exercise of outstanding stock options, all without payment of any cash consideration upon such grants or exercises, hold approximately 38% of the Company Shares immediately prior to the Effective Time of the Merger. Such Employee Agreements shall be substantially in the form attached hereto as Exhibit B and will contain provisions regarding the Company's right to inventions and release of the Company from liability.

                                   ARTICLE VI.
                              ADDITIONAL AGREEMENTS

6.1  APPROVAL PROCESS

     (a) As soon as reasonably practicable following the execution of this Agreement, the Company shall, subject to Section 6.1(b), convene and hold the Meeting (or cause to be executed a unanimous written consent of the Company's shareholders in lieu thereof) for the purpose of considering the Merger (and for any other proper purpose as may be set out in the notice for such meeting.

     (b) The Company shall consult with Itron and its counsel and allow each of them to fully participate in the preparation of all documents to be sent to the Company Shareholders. All such documentation shall be in form and substance reasonably satisfactory to Itron.

6.2  ACCESS TO INFORMATION; CONFIDENTIALITY

     (a) Upon reasonable notice, the Company shall afford to the officers, employees, accountants, counsel and other representatives of Itron, reasonable access during normal business hours during the period from the date hereof to the Effective Time of the Merger, to all of its properties, books, contracts, commitments and records. During such period the Company shall furnish promptly to Itron all other information concerning its business, properties and personnel as Itron may reasonably request; provided, however, that notwithstanding the foregoing provisions of this Section 6.2 or any other provision of this Agreement, the Company shall not be required to provide to Itron any information that is subject to a confidentiality agreement and that relates primarily to a party other than the Company. Itron agrees that it will not, and it will cause its respective representatives not to, use any information obtained pursuant to this Section 6.2 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. That certain Nondisclosure Agreement, dated as of November 12, 2001 by and between the Company and Itron (the "Confidentiality Agreement"), shall apply with respect to information furnished by the Company and its respective representatives thereunder or hereunder and any other activities contemplated thereby. The parties agree that this Agreement and the transactions contemplated hereby shall not constitute a violation of the Confidentiality Agreement and that the provisions hereof shall supersede all provisions of the Confidentiality Agreement in the event of a conflict.

     (b) Neither the Company nor Itron shall issue any statement or communication to the public or press regarding this Agreement or the proposed Merger without the prior written consent and approval of the other party, except as otherwise provided in Section 6.5. If this Agreement is terminated pursuant to Article VIII by either the Company or Itron, the proposed terms of the Merger and all Merger related discussions shall remain confidential and shall not be disclosed to any Person without the consent of the other party except as may be required by law or regulatory authorities.

6.3  COMMERCIALLY REASONABLE EFFORTS; NOTIFICATION

     (a) Upon the terms and subject to the conditions set forth in this Agreement and otherwise provided in this Section 6.3, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity,
(ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. In connection with and without limiting the foregoing, each of the Company and Itron and its respective Board of Directors shall (i) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, take all action reasonably necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

     (b) The Company shall give prompt notice to Itron, and Itron shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.

6.4  FEES AND EXPENSES

     Except as provided in Article VIII, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

6.5  PUBLIC ANNOUNCEMENTS

     Itron and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except that each party may respond to questions from shareholders and may respond to inquiries from financial analysts and media representatives in a manner consistent with its past practice and each party may make such disclosure as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange without prior consultation to the extent such consultation is not reasonably practicable. Except to the extent deemed necessary by Itron to comply with SEC or Nasdaq disclosure requirements, the parties agree that the initial press release or releases to be issued in connection with the execution of this Agreement shall be mutually agreed in writing upon prior to the issuance thereof.

6.6  AGREEMENT TO DEFEND

     In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto.

6.7  OTHER ACTIONS

     Except as contemplated or otherwise permitted by this Agreement, neither Itron nor the Company shall, nor shall Itron permit any of its subsidiaries to, take or agree or commit to take any action that is reasonably likely to result in any of its respective representations or warranties hereunder being untrue in any material respect or in any of the conditions to the Merger set forth in
Article VII not being satisfied.

6.8  THE COMBINATION COMPANY AND THE SURVIVING CORPORATION

     Itron shall cause the Combination Company and the Surviving Corporation to approve and adopt, and to perform its obligations in accordance with, this Agreement and shall take any and all steps reasonably necessary to cause the Combination Company and the Surviving Corporation to effect the transactions contemplated hereby.

6.9  CONDUCT OF BUSINESS DURING THE EARNOUT PERIOD

     During the Earnout Period, Itron shall, and Itron shall cause the Surviving Corporation to, (i) integrate the Company's former activities into Itron's organization as a portion of the existing EIS product group; (ii) operate or cause the RER Product Line to be operated in conformity with sound business practices; and (iii) shall make or cause to be made all business decisions with respect to the RER Product Line in good faith, with the objective of maximizing each of the Earnout Payments as required by this Agreement, consistent with Itron management's primary fiduciary duties to all of its shareholders. Itron shall not take nor permit to be taken any action which has the objective of the avoidance, circumvention or minimization of any of the Earnout Payments. Itron may transfer any or all of the service businesses of the RER Product Line to one or more other product groups within Itron provided that doing so will not prevent or hinder the direct measurement of Earnout Payments pursuant to Section 3.2. Nothing in this Section 6.9, this Agreement or the Operative Documents shall prohibit the future merger of the Surviving Corporation with and into Itron.

6.10 EMPLOYEE MATTERS

     Each of the employee benefit plans of the Company may be terminated prior to or concurrent with the Effective Time of the Merger, including without limitation, the Company Stock Option Plan provided, however, that the Company's 401 (k) plan shall not be terminated prior to or concurrent with the Effective Time of the Merger and provided further that the Company's medical plans that are listed on Section 4.1(o) of the Company Disclosure Schedule shall survive the Effective Time of the Merger. All employees that either remain with the Surviving Corporation or join Itron after the Merger will be eligible to participate in all of Itron's employee benefit plans that are generally available to all other Itron employees.

6.11 TAX MATTERS

     (a) The Company shall in accordance with the Company's past practice prepare or cause to be prepared and file or cause to be filed all Tax Returns that are required to be filed before the Closing Date by or with respect to the Company for periods ending on or prior to the Closing Date and shall remit any Taxes due with respect to such Tax Returns.

     (b) The Shareholder's Representatives shall, at no cost and expense to Itron or the Surviving Corporation, in accordance with the Company's past practice prepare or cause to be prepared and file or cause to be filed all Tax Returns that are required to be filed on or after the Closing Date by or with respect to the Company for periods ending on or prior to the Closing Date and shall cause to be remitted from the escrow provided in Section 3.1(d) any Taxes due with respect to such Tax Returns. The Shareholders' Representatives shall permit Itron to review and comment on each such Tax Return filed by them no later than thirty (30) days prior to the filing of such Tax Return and shall make such revisions to such Tax Returns as are reasonably requested by Itron.

     (c) Notwithstanding anything to the contrary herein, the Shareholders' Representatives shall promptly cause to be reimbursed to Itron or the Surviving Corporation from the escrow provided in Section 3.1(d) when due any and all employment Taxes imposed on or with respect to the Company or any paying agent (including without limitation, Itron, the Exchange Agent or the Escrow Agent) by reason of or arising out of or in connection with the transactions contemplated under Section 5.10 of this Agreement.

     (d) Itron shall in accordance with the Company's past practice prepare or cause to be prepared and file or cause to be filed all Tax Returns that are required to be filed by or with respect to the Company for all periods that begin before the Closing Date but end after the Closing Date (each a "Straddle Period"). The Shareholders' Representatives shall cause to be remitted from the escrow provided in Section 3.1(d) any Taxes due with respect to such Tax Returns that are properly allocated to the Pre-Closing Tax Period. For purposes of this
Section 6.11(d), Taxes shall be allocated on the basis of the closing of the books method as of the Closing Date; provided, however, in the case of any Tax imposed upon the ownership or holding of real or personal property, such Taxes shall be prorated based on the percentage of the actual period to which such Taxes relate that precedes the Closing Date. The Shareholders' Representatives and Itron shall share in the cost and expense of preparing and filing each such Tax Return in accordance with their respective share of the Taxes due with respect thereto. Itron shall permit the Shareholders' Representatives to review and comment on each such Tax Return no later than thirty (30) days prior to the filing date of such Tax Return and shall make such revisions to such Tax Returns as are reasonably requested by the Shareholders' Representatives.

     (e) The Shareholders' Representatives shall cooperate fully, as and to the extent reasonably requested by Itron, in connection with the filing of Tax Returns pursuant to this Section 6.11 and any audit, litigation or other proceeding with respect to Taxes of the Company, and shall make available to Itron and to any Governmental Entity, as reasonably requested in connection with any Tax Return described in Section 6.11, all information relating to any Taxes or Tax Returns of the Company. Such cooperation shall also include, without limitation, the retention and (upon the other party's reasonable request) the provision of records and information that are reasonably relevant to any such Tax Return, audit, litigation or other proceeding.

6.12 ITRON CONSENTS

     Itron will promptly apply for or otherwise seek, and use reasonable efforts to obtain, all consents and approvals, including that of its lenders, and make all filings, required with respect to the Company for the consummation of the Merger. The Company will, at Itron's request, use reasonable efforts to assist Itron in obtaining all such consents and approvals.

6.13 RETENTION OF KEY EMPLOYEES

     The Company agrees that each of the Key Employees shall remain employed by the Surviving Corporation or Itron through April 15, 2004 (the "Retention Date"). If a Key Employee does not remain employed by the Surviving Corporation or Itron through the Retention Date, the Company Shareholders shall indemnify Itron, and Itron and the Shareholders' Representatives shall instruct the Escrow Agent to deduct from Escrow and make immediately payable to Itron, an amount equal to the lesser of the amount then remaining in the Escrow or either, (a) in the case of a Key Employee who is also a Founder, an amount equal to 250% of the base salary paid to such Key Employee during the immediately preceding twelve
(12) months or (b) in the case of a non-Founder Key Employee, an amount equal to 125% of the base salary paid to such Key Employee during the immediately preceding twelve (12) months; provided, however, that no such payment shall be due with respect to a particular Key Employee's departure prior to the Retention Date if such departure is (i) with Good Reason, (ii) the result of termination without Cause or (iii) the result of the death or disability of such Key Employee. Payment to Itron from the Escrow in accordance with this Section 6.13 shall be Itron's sole remedy for the departure of any Key Employee.

                                  ARTICLE VII.
                              CONDITIONS PRECEDENT

7.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER

     The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a)     GOVERNMENTAL ENTITY APPROVALS

     All filings required to be made prior to the Effective Time of the Merger with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time of the Merger from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits and authorizations could not reasonably be expected to have a Material Adverse Effect on the Company or Itron (assuming the Merger has taken place) or to materially adversely affect the consummation of the Merger.

     (b)     NO INJUNCTIONS OR RESTRAINTS

     No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

     (c)     CONSENT OF ITRON'S LENDER

     Itron shall have either (i) received the consent of its lender under its line of credit to consummate the Merger or (ii) have reasonably determined that its failure to obtain such consent would not have a Material Adverse Effect on Itron.

7.2  CONDITIONS OF ITRON

     The obligation of Itron to consummate the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) SHAREHOLDER APPROVAL; SUPPORT AGREEMENTS; EMPLOYEE AGREEMENTS; NONDISCLOSURE AND INVENTION ASSIGNMENT AGREEMENTS

     The Company shall have delivered to Itron at the time of execution of this Agreement executed copies of the Support Agreements attached hereto as Exhibits E and F, and shall have provided satisfactory evidence of the holding of the Meeting (or execution of a written consent in lieu thereof) and the Company's shareholders' approval of the Merger and all related transaction and agreements in form satisfactory to Itron. The Company shall also have delivered to Itron prior to the Closing Date executed copies of the Employee Agreements with such of the Company Employees who shall be Company Shareholders immediately prior to the Effective Time of the Merger as a result of executing an Employee Agreement. In addition, the Company shall also have delivered to Itron prior to the Closing Date, executed copies of the Employee Proprietary Information and Inventions Agreement in the form attached hereto as Exhibit G, such agreements to be executed by each of the Key Employees.

     (b)     COMPLIANCE

     The agreements and covenants of the Company to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with or performed in all material respects and Itron shall have received a certificate dated the Closing Date and executed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

     (c)     CERTIFICATIONS

     The Company shall have furnished Itron with a certified copy of a resolution or resolutions duly adopted by the Board of Directors of the Company and the Company Shareholders as of the execution of this Agreement approving this Agreement and consummation of the Merger and the transactions contemplated hereby. Copies of the Company's Articles of Incorporation, certified by the California Secretary of State, and Bylaws, together with a list of the Company Shareholders including the number of Company Shares held by each of them immediately prior to the Effective Time of the Merger, certified by the Secretary of the Company, shall be attached to such certificate.

     (d)     REPRESENTATIONS AND WARRANTIES TRUE

     The representations and warranties of the Company contained in this Agreement (other than any representations and warranties made as of a specific date) shall be true and correct in all material respects (except to the extent the representation or warranty is already qualified by materiality and/or the phrase "Material Adverse Effect," in which case it shall be true and correct in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except where the failure of such representation or warranty to be true and correct would not, individually or on an aggregate basis, have a Material Adverse Effect on the Company, and Itron shall have received a certificate to that effect dated the Closing Date and executed on behalf of the Company by the chief executive officer or the chief financial officer of the Company.

     (e)     CONSENTS; RELATED MATTERS

     Itron shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents (including those consents and prior written approvals for the assignment of each of the Material Contracts), approvals, authorizations, qualifications and Orders of Governmental Entities and other third parties as are reasonably necessary in connection with the transactions contemplated hereby, including the Merger, have been obtained, except such licenses, permits, consents, approvals, authorizations, qualifications and orders which are not, individually or in the aggregate, material to the Surviving Corporation, or the failure of which to have received would not (as compared to the situation in which such license, permit, consent, approval, authorization, qualification or Order had been obtained) have a Material Adverse Effect on the Surviving Corporation, or Itron, or both after giving effect to the Merger.

     (f)     COMPANY COUNSEL OPINION

     Itron shall have received an opinion dated the Closing Date of Procopio, Cory, Hargreaves & Savitch LLP, counsel to the Company, in the form of Exhibit I attached hereto.

     (g)     NO LITIGATION

     There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Itron or any of its subsidiaries any damages that are material in relation to Itron and its subsidiaries, taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Surviving Corporation of any material portion of the business or assets of the Company, or any of the other transactions contemplated by this Agreement or
(iii) seeking to prohibit the Surviving Corporation from effectively controlling in any material respect the business or operations of the Company.

     (h)     ESCROW AGREEMENT

     The Shareholders' Representatives, on behalf of the Company Shareholders, shall have executed and delivered the Escrow Agreement in substantially the form attached hereto as Exhibit A.

     (i)     TERMINATION OF CERTAIN AGREEMENTS

     Any and all rights of refusal, co-sale rights and registration rights (other than pursuant hereto) for the benefit of the holders of Company Shares, or stock purchase rights relating to securities of the Company, and all shareholder agreements, all as set forth in the Company Disclosure Schedule, shall have terminated.

     (j) EXERCISE OR TERMINATION OF WARRANTS AND STOCK PURCHASE RIGHTS; CONVERSION OF CONVERTIBLE SECURITIES

     Any and all warrants, options and stock purchase rights relating to securities of the Company, and any and all securities and notes convertible at any time into Company Common Stock, vested and unvested, and regardless of restrictions on exercise or conversion, for shares of Company Common Stock shall have been exercised, repurchased or terminated, as the case may be, immediately prior to the Effective Time of the Merger.

     (k)     NO MATERIAL ADVERSE EFFECT

     There shall not have occurred any change in the business or properties of the Company that would have a Material Adverse Effect on the Company from the date of this Agreement through the Closing Date.

7.3  CONDITIONS OF THE COMPANY

     The obligation of the Company to consummate the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a)     COMPLIANCE

     The agreements and covenants of Itron and the Combination Company to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with or performed in all material respects and the Company shall have received a certificate dated the Closing Date on behalf of Itron and the Combination Company by the chief executive officer and the chief financial officer of Itron and the Combination Company to such effect.

     (b)     CERTIFICATIONS

     Itron shall have furnished the Company with a certified copy of a resolution or resolutions duly adopted by the Board of Directors or a duly authorized committee thereof of Itron and the Combination Company approving this Agreement and consummation of the Merger and the transactions contemplated hereby.

     (c)     REPRESENTATIONS AND WARRANTIES TRUE

     The representations and warranties of Itron and the Combination Company contained in this Agreement (other than any representations and warranties made as of a specific date) shall be true and correct in all material respects (except to the extent the representation or warranty is already qualified by materiality or the phrase "Material Adverse Effect," in which case it shall be true and correct in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the Company shall have received a certificate to that effect dated the Closing Date and executed on behalf of Itron and the Combination Company by the chief executive officer or the chief financial officer of Itron.

     (d)     ITRON COUNSEL OPINION

     The Shareholders' Representatives shall have received an opinion dated the Closing Date of Perkins Coie LLP, counsel to Itron and the Combination Company, in the form of Exhibit J attached hereto.

     (e)     NO LITIGATION

     There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from the Company, the Surviving Corporation or any of their respective subsidiaries any damages that are material in relation to the Company, (ii) seeking to prohibit or limit the ownership or operation by the Surviving Corporation or any of its subsidiaries of any material portion of the business or assets of the Company, or any of the other transactions contemplated by this Agreement or (iii) seeking to prohibit the Surviving Corporation or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company.

     (f)     NO MATERIAL ADVERSE EFFECT

     Since the date of this Agreement for a period through the Closing Date, there shall not have occurred any change in the business or properties of Itron that would have a Material Adverse Effect on Itron.

     (g)     ESCROW AGREEMENT

     Itron shall have executed and delivered the Escrow Agreement in substantially the form attached hereto as Exhibit A.

                                  ARTICLE VIII.
                        TERMINATION, AMENDMENT AND WAIVER

8.1  TERMINATION

     This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger pursuant to the following.

     (a) By mutual written consent of Itron, the Combination Company and the Company.

     (b)     By either Itron or the Company:

             (i) if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an Order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger; or

             (ii) if the Merger shall not have been consummated on or before October 31, 2002; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time of the Merger to occur on or before such date.

     (c) by Itron if the Company (x) breaches in any material respect any of its representations or warranties herein such that the condition set forth in
Section 7.2(d) cannot be satisfied within twenty (20) calendar days following receipt by the Company of notice of breach, or (y) fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement within twenty (20) calendar days following receipt by the Company of notice of breach, if such failures result in or would reasonably be expected to result in a Material Adverse Effect on the Company.

     (d) by the Company if Itron (x) breaches in any material respect any of its representations or warranties herein such that the condition set forth in
Section 7.3(c) cannot be satisfied within twenty (20) calendar days following receipt by Itron of notice of breach, or (y) fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement within twenty (20) calendar days following receipt by Itron of notice of breach, if such failures result in or would reasonably be expected to result in a Material Adverse Effect on Itron.

8.2  EFFECT OF TERMINATION

     In the event of termination of this Agreement by either the Company or Itron as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any current or future liability or obligation on the part of Itron or the Company, other than the confidentiality provisions of Sections 6.2, 6.4, 6.5 and the provisions of Article IX. Any termination of this Agreement pursuant to Section 8.1 shall not relieve any party hereto for liabilities related to any breach of any of its representations, warranties, covenants or agreements in this Agreement, which right to recover damages shall be in addition to (and not exclusive of) any other remedy at law or in equity available to any party. Notwithstanding and in addition to the foregoing, if Itron or the Company terminates this Agreement following a breach hereof by the other party, in accordance with Section 8.1(c) or Section 8.1(d), respectively, such breaching party shall reimburse the non-breaching party for all of its reasonable out-of-pocket expenditures incurred in connection with this Agreement.

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

8.3  AMENDMENT

     This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the Company Shareholders; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4  EXTENSION; WAIVER

     At any time prior to the Effective Time of the Merger, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or the other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. If, prior to the Closing Date, either party to this Agreement acquires actual knowledge of any specific information inconsistent with the representations and warranties of the other party to this Agreement, such party shall provide such information to the other party; and, if such party nevertheless elects not to terminate this Agreement, then such party shall not be entitled to rely on any representations or warranties which are inconsistent with such information.

8.5  PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER

     A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to
Section 8.4 shall, in order to be effective, require in the case of Itron or the Company, action by its respective Board of Directors or the duly authorized designee of such Board of Directors.

                                   ARTICLE IX.
                                 NO SOLICITATION

9.1  NO SOLICITATION

     Prior to the Effective Time of the Merger, the Company agrees that neither it, nor any of its directors, officers, employees, agents or representatives will (i) solicit or initiate any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or the acquisition of any of the assets or capital stock of the Company (a "Takeover Proposal") or (ii) negotiate, explore or otherwise engage in discussion with any Person (other than Itron and its representatives) with respect to any Takeover Proposal, or which may reasonably be expected to lead to a Takeover Proposal, or

(iii) enter into any agreement, arrangement or understanding with respect to any such Takeover Proposal or which would require it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement

9.2  TERMINATION OF CURRENT DISCUSSIONS

     The Company agrees that, as of the date hereof, it and its directors, officers, employees, agents and representatives, shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than Itron and its representatives) conducted heretofore with respect to any Takeover Proposal. The Company agrees to promptly advise Itron of any inquiries or proposals received by, any such information requested from, or any negotiations or discussions sought to be initiated or continued with, the Company, or any of its directors, officers, employees, agents or representatives, in each case from a Person (other than Itron and its representatives) with respect to a Takeover Proposal, and the terms thereof, including the identity of such third party and the general terms of any financing arrangement or commitment in connection with such Takeover Proposal, and, to update on an ongoing basis or upon Itron's reasonable request, the status thereof, as well as any actions taken or other developments pursuant to this Article IX.

                                   ARTICLE X.
                                 INDEMNIFICATION

10.1 INDEMNIFICATION BY COMPANY SHAREHOLDERS

             Subject to Sections 10.5 and 10.6, each of the Company Shareholders shall, on a several and proportionate basis as specified below in Section 10.6(a), defend, indemnify, and hold Itron and the Surviving Corporation and their respective directors, officers and other Affiliates harmless from and against, and reimburse Itron and the Surviving Corporation and their respective directors, officers and other Affiliates with respect to, any and all Losses incurred by them by reason of or arising out of or in connection with: (a) any breach, or any claim (including claims by parties other than Itron) that if true, would constitute a breach of any representation or warranty of the Company contained in this Agreement, (b) the failure, partial or total, of the Company or the Shareholders' Representatives to perform any agreement or covenant required by this Agreement, and (c) any third-party claims (including claims by Company Shareholders or Governmental Entities) arising from the transactions contemplated in Section 5.10 hereof. The indemnification obligations of the Company Shareholders pursuant to the foregoing sentence shall apply only to the extent that the aggregate Losses incurred in connection therewith exceed One Hundred Thousand Dollars ($100,000) (the "Shareholder Basket"); provided, however, that the Shareholder Basket shall not apply to the indemnification obligations of the Company Shareholders for breaches of representations and warranties under Sections 4.1(j) and 4.1(o) or the indemnification obligations of the Company Shareholders under Sections 6.11 or 6.13 of this Agreement or that may arise from any failure to comply with any post-Closing covenants of the Company Shareholders under this Agreement.

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

10.2 INDEMNIFICATION BY ITRON

     Subject to Section 10.5, Itron agrees to defend, indemnify, and hold harmless the Company Shareholders from and against, and to reimburse the Company Shareholders with respect to, any and all Losses incurred by the Company Shareholders by reason of or arising out of or in connection with: (a) any breach, or any claim (including claims by parties other than the Company or the Company Shareholders) that if true, would constitute a breach of any representation or warranty of Itron contained in this Agreement, and (b) the failure, partial or total, of Itron to perform any agreement or covenant required by this Agreement to be performed by it. The indemnification obligations of Itron pursuant to clauses (a) and (b) of the foregoing sentence shall apply only to the extent that the aggregate Losses incurred in connection therewith exceed One Hundred Thousand Dollars ($100,000) (the "Itron Basket"); provided, however, that the Itron Basket shall not apply to the indemnification obligations of Itron that may arise from any failure to comply with any post-Closing covenants of Itron under this Agreement.

10.3 CLAIMS BETWEEN THE PARTIES

     All claims for indemnification under this Agreement, other than Third Party Claims as described in Section 10.4, shall be resolved in accordance with the following procedures:

     (a)     NOTICE OF CLAIMS

             (i) If an indemnified party reasonably believes that it has incurred or may incur any Losses, it shall deliver a Claim Notice to the indemnifying party with respect to such Losses. The failure to give such notice shall not affect the rights of the indemnified party or parties except to the extent that the indemnifying party is materially prejudiced by such failure.

             (ii) When Losses are actually incurred or paid by an indemnified party or on an indemnified party's behalf or otherwise fixed or determined, the indemnified party shall deliver a Payment Certificate to the indemnifying party for such Losses.

             (iii) If, after receiving a Payment Certificate, the indemnifying party desires to dispute such claim or the amount claimed in the Payment Certificate, it shall deliver to the indemnified party within thirty (30) days a Counternotice as to such claim or amount. If no such Counternotice is received within the aforementioned thirty (30) day period, the indemnifying party shall be deemed to have accepted liability in respect of the Payment Certificate.

             (iv) The parties will use good faith efforts for a thirty (30) day period in an effort to resolve the issue. If, however, within thirty (30) days after receipt or deemed receipt by the indemnified party of the Counternotice to a Payment Certificate, the parties have not reached agreement as to the claim or amount in question, the claim for indemnification shall be decided in accordance with the provisions of Section 10.3(b), unless otherwise specified in this Agreement.

             (v) With respect to any Losses for which indemnification is being claimed based upon an asserted liability or obligation to a Person or entity not a party to this Agreement, the obligations of the indemnifying party hereunder shall not be reduced as a result of any action by the indemnified party in responding to such claim if such action is reasonably required to minimize damages, avoid a forfeiture or penalty, or comply with a legal requirement.

             (vi) For purposes of this Section 10.3, a Company Shareholders who is an indemnifying party hereunder shall be deemed to have received notice for purposes of this Article X, once the Shareholders' Representatives have all received a Claim Notice or Payment Certificate, as applicable.

     (b)     RESOLUTION OF CLAIMS

             (i) All claims for indemnification under this Agreement, other than Third Party Claims as described in Section 10.4, shall be submitted to the American Arbitration Association ("AAA") for final and binding arbitration in San Diego, California, which arbitration shall, except as specifically stated herein, be conducted in accordance with the AAA Commercial Arbitration Rules (the "AAA Rules") then in effect; provided, however, that the parties agree first to try in good faith to resolve any claim for indemnification that does not exceed Two Hundred Fifty Thousand Dollars ($250,000) by mediation under the AAA Commercial Mediation Rules, before resorting to arbitration; provided, further, that, in the event of an arbitration, the arbitration provisions of this Agreement shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules.

             (ii) The final decision of the arbitrator(s) shall be a reasoned opinion based on applicable law and furnished in writing to the parties and will constitute a conclusive determination of the issue in question, binding upon the parties. The arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a claim for indemnification. Any judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction over the subject matter thereof.

             (iii) The parties shall select the arbitrator by mutual agreement promptly following initiation of arbitration in accordance with the AAA Rules; provided, however, that in the event the parties are unable to reach such agreement within twenty (20) days of initiation, the AAA shall have the authority to select an arbitrator from a list of arbitrators who are partners in a nationally recognized firm of independent certified public accountants from the management advisory services department (or comparable department or group) of such firm or who are partners in a major law firm and who have significant experience in acquisition transactions similar to the transactions contemplated by this Agreement; provided, however, that such accounting firm or law firm cannot be a firm that has within the last three (3) years rendered, or is then rendering, services to any party hereto or, in the case of a law firm, appeared, or is then appearing, as counsel of record in opposition to any party hereto.

Any arbitrator selected to serve shall be qualified by training and experience for the matters for which such arbitrator is designated to serve. If the parties are unable to agree upon one arbitrator, each shall appoint an arbitrator and these appointees shall appoint a third arbitrator, in which case the arbitration determination shall be made by a majority decision of the three selected arbitrators.

             (iv) The prevailing party in any arbitration shall be entitled to an award of reasonable attorneys' fees and costs, and all costs of arbitration, including those provided for above, will be paid by the losing party, subject in each case to a determination by the arbitrator as to which party is the prevailing party and the amount of such fees and costs to be allocated to such party. Any amounts payable under this subsection will be reimbursed as if the amount of such awarded fees and costs were not contested, and the parties will have no further liability for any amounts payable under this Section 10.3(b) for such fees and costs.

             (v) The arbitrator(s) chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement or any other documents that are executed in connection therewith.

10.4 THIRD PARTY CLAIMS

     (a) If an indemnified party receives notice of a demand for arbitration, summons or other notice of the commencement of a proceeding, audit, investigation, review, suit or other action by a third party (any such action a "Third Party Claim") for which it intends to seek indemnification hereunder, it shall give the indemnifying party prompt written notice of such claim (together with all copies of the claim, any process served, and all filings with respect thereto), so that the indemnifying party's defense of such claim under this
Section 10.4 may be timely instituted. The indemnifying party under this Article X shall have the right to conduct and control, through counsel (reasonably acceptable to the indemnified party) of its own choosing and at its own cost, any Third Party Claim, compromise, or settlement thereof. Assumption by an indemnifying party of control of any such defense, compromise, or settlement shall not be a waiver by it of its right to challenge its obligation to indemnify the indemnified party. The indemnified party may, at its election, participate in the defense of any such claim, action, or suit through counsel of its choosing, but the fees and expenses of such counsel shall be at the expense of the indemnified party, unless the indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it that are different from or in addition to those available to the indemnifying party (in which case, if the indemnified party notifies the indemnifying party in writing that it elects separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the indemnified party with respect to such defenses).

     (b) If the indemnifying party fails to defend diligently any Third Party Claim, then the indemnified party may defend, with counsel of its own choosing, and (i) settle such Third

Party Claim and then recover from the indemnifying party the amount of such settlement or of any judgment and the reasonable costs and expenses of such defense, or (ii) litigate the Third Party Claim to the completion of trial or arbitration and then promptly recover from the indemnifying party the reasonable costs and expense of such defense and the amount of the judgment, verdict or award, if any, against the indemnified party.

     (c) Notwithstanding Section 10.4(b)(i), the indemnifying party shall not be liable to pay or otherwise satisfy any settlement of a Third Party Claim unless the indemnified party shall have given the indemnifying party written notice of the terms of the proposed settlement at least twenty (20) days prior to entering into such settlement.

     (d) Without the consent of the indemnified party, the indemnifying party shall not compromise or settle any Third Party Claim if such settlement involves an admission of liability or wrongdoing on the party of the indemnified party, or a restriction on the operation of the indemnified party's business in the future or would adversely affect the business reputation or Tax liability of the indemnified party. No Third Party Claim may be settled by an indemnifying party without the written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed. No settlement of a Third Party Claim that involves the payment of money only shall be made by any indemnifying party unless the indemnifying party has and reserves a sufficient amount of immediately available funds to provide for such settlement.

     (e) Itron, the Shareholders' Representatives, and the Surviving Corporation shall cooperate in all reasonable respects with each other in connection with the defense, negotiation, or settlement of any legal proceeding, claim, or demand referred to in this Section 10.4.

10.5 TIME LIMIT

     The provisions of this Article X (other than the last sentence of Section 10.6(a)) shall apply only to Losses that are incurred or relate to claims, demands, or liabilities that are asserted or threatened before May 1, 2004; provided, however, that: (i) the obligation of either party to indemnify the other and its directors and officers for such claims for which a Claim Notice is given within the time period set forth above shall continue until the final resolution of each such claim; (ii) the limitation set forth in this Section
10.5 shall not apply to any right to indemnification (a) for a breach of Section
6.11 hereof, (b) for a failure to perform or observe any agreement or covenant set forth in this Agreement and required to be performed or observed after the Closing Date or (c) for any of the representations set forth in Sections 4.1(a) (other than the last sentence thereof), 4.1(b) 4.1(c)(i), 4.2(a), 4.2(b) and 4.2(c)(i), which shall survive the Effective Time of the Merger indefinitely; and (iii) the representations set forth in Section 4.1(j) or 4.1(o)and the obligations of the Shareholders' Representatives under Section 6.11, shall survive until the expiration of the applicable statute of limitations for the underlying liability, plus 30 days.

10.6 LIMITATIONS

     (a) The aggregate amount for which the Company Shareholders shall be liable pursuant to this Article X (including but not limited to Sections 6.11 and 6.13) shall not exceed One Million Four Hundred Thousand Dollars ($1,400,000); provided, however, that the limitation set forth in this Section
10.6 shall not apply to any right to indemnification for any breach or claim of breach of the representations and warranties contained Sections 4.1(a) (other than the last sentence thereof), 4.1(b), or 4.1(c)(i). In addition, the liability of each Company Shareholders shall not exceed such Company Shareholder's proportionate share of the One Million Four Hundred Thousand Dollars ($1,400,000), based on the number of Company Shares held immediately prior to the Effective Time of the Merger. Except for Losses based upon fraud or knowing misrepresentation by the Company or the Company Shareholders, the sole remedy of Itron for breaches of this Agreement shall be claims made in accordance with and subject to the limitations in this Article X.

     (b) The indemnification obligations of the Company Shareholders under this Article X shall be satisfied by payment to Itron of a proportionate amount of the obligations by all Company Shareholders from the Escrow, based on the number of Company Shares held immediately prior to the Effective Time of the Merger. The aggregate value of claims paid by means of the payments to Itron pursuant to this Article X shall be deemed to reduce the total Merger Consideration otherwise payable to the Company Shareholders pursuant to Section 3.1.

10.7 SHAREHOLDERS' REPRESENTATIVES

     (a) Frederick D. Sebold and J. Stuart McMenamin shall be constituted and appointed as agents (the "Shareholders' Representatives") for and on behalf of the Company Shareholders, their respective Affiliates and their respective representatives to give and receive notices and communications, to organize or assume the defense of third-party claims, to agree to, negotiate or enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to third-party claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Representatives for the accomplishment of the foregoing. Such agency may be changed by the holders of rights to receive at least seventy-five percent (75%) of the Merger Consideration upon not less than ten (10) days' prior written notice to Itron. No bond shall be required of the Shareholders' Representatives, and the Shareholders' Representatives shall receive no compensation for services rendered; provided, however, that they shall be entitled to reimbursement of their expenses in serving as Shareholders' Representatives. Notices or communications to or from the Shareholders' Representatives shall constitute notice to or from the Company Shareholders.

     (b) The Shareholders' Representatives shall not be liable to any of the Company Shareholders for any act done or omitted hereunder as Shareholders' Representatives except to the extent they individually or collectively acted with gross negligence or willful misconduct, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence that the Shareholders' Representatives did not act with gross negligence or willful misconduct. The

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

Company Shareholders shall severally and proportionately indemnify the Shareholders' Representatives and hold them harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Representatives and arising out of or in connection with the acceptance or administration of the duties hereunder. Upon written notice to Itron of the amount of any such loss, liability or expenses incurred by the Shareholders' Representatives, Itron shall pay such amount out of the Earnout Payments otherwise payable to the Earnout Payees.

     (c) The Shareholders' Representatives shall have reasonable access to information about the former Company business and operations and the reasonable assistance of Itron's officers and employees for purposes of performing their duties and exercising their rights hereunder; provided, that the Shareholders' Representatives shall treat confidentially and not disclose any nonpublic information from or about Itron to anyone (except on a need to know basis to individuals who agree to treat such information confidentially). The Shareholders' Representatives shall be third party beneficiaries of the terms of this Section 10.7.

10.8 ACTIONS OF THE SHAREHOLDERS' REPRESENTATIVES

     A unanimous decision, act, consent or instruction of the Shareholders' Representatives shall constitute a decision of all Company Shareholders and shall be final, binding and conclusive upon each such Company Shareholder and Itron may rely upon any written decision, act, consent or instruction of the Shareholders' Representatives as being the decision, act, consent or instruction of the Company Shareholders. Itron is hereby relieved from any liability to any Person for any acts done by them in accordance with such written decision, act, consent or instruction of the Shareholders' Representatives.

                                   ARTICLE XI.
                               GENERAL PROVISIONS

11.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     The representations and warranties made by the parties to this Agreement and contained herein or in any instrument delivered by the Company or Itron pursuant to this Agreement shall survive until May 1, 2004; provided that the warranties contained in Section 4.1(j) shall survive until the relevant expiration of the statute of limitations period and Sections 4.1(a) (other than the last sentence thereof), 4.1(b), 4.1(c)(i), 4.2(a), 4.2(b) and 4.2(c)(i)
shall survive indefinitely.

11.2 NOTICES

     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by confirmed facsimile or sent by overnight courier with written verification of receipt to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

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

    (a)  if to the Company, to:         Regional Economic Research, Inc.
                                        11236 El Camino Real
                                        San Diego, CA  92130-2650
                                        Attention:  Fredrick D. Sebold, Ph.D.
                                        Telephone:  858-481-0081
                                        Facsimile:  858-481-7550

         with a copy to:                Procopio, Cory, Hargreaves & Savitch LLP
                                        530 B Street, Suite 2100
                                        San Diego, CA  92101
                                        Attention:  Craig Sapin
                                        Telephone:   (619) 238-1900
                                        Facsimile:  (619) 235-0398

    (b)  if to Itron or the Surviving   Itron, Inc.
         Corporation, to:               2818 North Sullivan Road
                                        Spokane, WA  99216
                                        Attention:  CFO
                                        Telephone:  (509) 891-3488
                                        Facsimile:  (509) 891-3334

         with a copy to:                Perkins Coie LLP
                                        1201 Third Avenue, Suite 4800
                                        Seattle, WA  98101-3099
                                        Attention:  Andrew Bor
                                        Telephone:  (206) 583-8888
                                        Facsimile:  (206) 583-8500

     (c) if to the Shareholders'
         Representative, to each of:    Frederick D. Sebold, Ph.D.
                                        441 Holmwood Lane
                                        Solana Beach, CA 92075
                                        Telephone:  (858) 755 1471
                                        Facsimile:  (858) 481-8402

                                        J. Stuart McMenamin, Ph.D.
                                        4835 Ladera Sarina Dr.
                                        Del Mar, CA 92014
                                        Telephone:  (858) 259-5755

         with a copy to:                Procopio, Cory, Hargreaves & Savitch LLP
                                        530 B Street, Suite 2100
                                        San Diego, CA 92101

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

                                        Attention:  Craig Sapin
                                        Telephone:  (619) 238-1900
                                        Facsimile:  (619) 235-0398

11.3 INTERPRETATION

     When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

11.4 COUNTERPARTS; FACSIMILE EXECUTION

     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the executing party with the same force and effect as if such facsimile signature page were an original thereof.

11.5 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES EXCEPT THE COMPANY SHAREHOLDERS AND THE SHAREHOLDERS' REPRESENTATIVES

     This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) are not intended to confer upon any Person other than the parties, the Company Shareholders and the Shareholders' Representatives any rights or remedies hereunder, except as otherwise specified herein. This Agreement may not be amended except by a writing signed by all parties consistent with the requirements of Section 8.3.

11.6 GOVERNING LAW; VENUE

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, and venue for any action taken in connection herewith or related hereto shall exclusively reside in the courts of San Diego County, California.

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

11.7 ASSIGNMENT

     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

11.8 ENFORCEMENT OF THIS AGREEMENT

     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States, this being in addition to any other remedy to which they are entitled at law or in equity.

11.9 SEVERABILITY

     In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

                  (remainder of page intentionally left blank)

     IN WITNESS WHEREOF, Itron, the Combination Company and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                  ITRON, INC.

                                  By: /s/ David G. Remington
                                     -----------------------------------------
                                  Name: David G. Remington
                                       ---------------------------------------
                                  Title: VP & CFO
                                        --------------------------------------

                                  RER COMBINATION, INC.

                                  By: /s/ David G. Remington
                                     -----------------------------------------
                                  Name: David G. Remington
                                       ---------------------------------------
                                  Title: President & CFO
                                        --------------------------------------

                                  REGIONAL ECONOMIC RESEARCH, INC.

                                  By: /s/ Frederick D. Sebold, Ph.D
                                     -----------------------------------------
                                  Name: Frederick D. Sebold, Ph.D
                                       ---------------------------------------
                                  Title: President
                                        --------------------------------------

ACKNOWLEDGED, AS SHAREHOLDER REPRESENTATIVES:

 /s/ Frederick D. Sebold
---------------------------------
Frederick D. Sebold

 /s/ J.Stuart McMenamin
---------------------------------
J. Stuart McMenamin

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